UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
SCHEDULE 14A INFORMATION
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INGEVITY CORPORATION
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Notice of 2021 annual meeting of stockholders and proxy statement

PURIFY I PROTECT I ENHANCE

March 8, 2021
To our Stockholders:
It is our pleasure to invite you to attend our annual meeting of stockholders, which is to be held on April 22, 2021 at 9:30 a.m., Eastern Standard Time. Due to ongoing public health concerns relating to the coronavirus pandemic, the annual meeting will be held in a virtual only format with no physical in-person meeting. To be admitted to the annual meeting at www.virtualshareholdermeeting.com/NGVT2021, you must enter the control number found on your proxy card, voting instruction form or Notice Regarding the Availability of Proxy Materials. The following Notice of the 2021 Annual Meeting of Stockholders outlines the business to be conducted at the meeting.
2020 was a challenging year by most measures. Yet, in many ways, it was these challenges that have, in the long run, enabled us to become a better, stronger company. During the course of the year, we experienced a CEO transition and endured the significant economic downturn caused by COVID-19. Despite these hurdles, we strengthened our senior management team; reduced costs; placed greater emphasis on organic growth and innovation; and saw our gross margins and adjusted EBITDA margin accrete.
For the company overall, in light of the global macroeconomic headwinds created by COVID-19, our financial performance is something for which we can be proud. Revenues for the year were $1.216 billion, down 6% from 2019. Net income of $181.4 million was down slightly by 1.3%, while net income margin was 14.9%, up 70 basis points. Our adjusted EBITDA* of $397.9 million were even with the prior year. Adjusted EBITDA margin* accreted to 32.7% of sales, up 200 basis points from 2019.
We continue to make significant strides in the implementation of our sustainability program. Our sustainability report issued in September included an announcement of four corporate sustainability goals to help build accountability for our environmental, social and governance (ESG) efforts. We published two reports that outline the net positive greenhouse gas (GHG) reduction benefit of our Nuchar® and Evotherm® products, demonstrating their ability to offset GHGs generated in their manufacture by 10x and up to 23x, respectively. We also maintained our Silver rating from EcoVadis for Corporate Social Responsibility and significantly improved our rating withing with the Dow Jones Sustainability Index, moving into the 70th percentile. With 77% of our revenues coming from sustainable products, we are uniquely positioned to leverage the importance of this macro-trend to drive organic growth in the future and fully expect to do so.
Our Board of Directors and evolving leadership team continue to guide our strategy and chart our growth. We were saddened to learn of the passing of Chairman Rick Kelson in February of this year. His leadership through challenging times in 2020 was vital toward enabling the company to perform well beyond expectations and perhaps most importantly, his wisdom and warmth were critical to the foundation and success of Ingevity since our spin-off from WestRock in May 2016. We are pleased to now have Jean Blackwell as our chair and look forward to a new chapter under her guidance. In addition, Stacy Cozad has joined us as executive vice president, general counsel and secretary and we very much look forward to having an executive of her caliber joining us at Ingevity.
Lastly, in addition to our annual meeting and required filings with the U.S. Securities and Exchange Commission, we have maintained a robust investor relations program. In 2020, we maintained the strong relationships we have with eight sell-side analysts, attended nine in-person and virtual conferences, conducted five virtual non-deal roadshows, and hosted a series of five investor-focused webinars on our business segments and sustainability program.
You may vote during the annual meeting by following the instructions available on the meeting website during the meeting. Whether or not you plan to attend the annual meeting virtually, we urge you to vote and submit your proxy in advance of the meeting by one of the methods described in the proxy materials for the annual meeting. Your vote will mean that you are represented at the annual meeting regardless of whether you attend the meeting virtually. We look forward to having you join us at the meeting.
Best regards,

John C. Fortson
President and CEO
*	Reconciliation of these non-GAAP financial measures can be found in Appendix A.

Notice of Annual Meeting

NOTICE IS HEREBY GIVEN that the 2021 Annual Meeting of Stockholders of Ingevity Corporation (the “Annual Meeting”) will be held virtually on Thursday, April 22, 2021, at 9:30 a.m., Eastern Standard Time. To be admitted to the Annual Meeting at www.virtualshareholdermeeting.com/NGVT2021, you must enter the control number found on your proxy card, voting instruction form or Notice Regarding the Availability of Proxy Materials.

Date & Time: Thursday April 22, 2021 9:30 a.m. EST	Location: Exclusively virtual at: www.virtualshareholdermeeting.com/NGVT2021	Record Date: February 22, 2021
How to Vote

Vote online at www.proxyvote.com.	Vote by phone by calling the number located on your proxy card.	If you received a printed version of these proxy materials, you may vote by mail.

Only stockholders of record as of the close of business on February 22, 2021, are entitled to receive notice of, to attend and to vote at the Annual Meeting. Whether or not you plan to attend virtually, we urge you to review these materials carefully and to vote online or by telephone, or, if you have received a paper copy of the proxy card, you may instead choose to vote by mailing your proxy card.

Voting Matters
PROPOSAL	BOARD VOTE RECOMMENDATION	PAGE REFERENCE (for more detail)
Proposal 1: Election of Directors	FOR each nominee	18
Proposal 2: Ratification of Appointment of Independent Registered Public Accounting Firm	FOR	25
Proposal 3: Advisory Vote on Compensation of our Named Executive Officers (Say On Pay)	FOR	51
Additional Information
For additional information on how to vote and other important matters related to the Annual Meeting, please see pages 54 – 58 of this Proxy Statement.
By Order of the Board of Directors,

Stacy L. Cozad Secretary

Proxy Statement – Table of Contents
1	Letter from the CEO
4	2021 PROXY SUMMARY
4	2020 Business Highlights
9	BOARD & GOVERNANCE MATTERS
9	Role of the Board, Leadership, Structure & Oversight
10	Director Independence
11	Board and Committee Self Evaluations
11	Board Meetings and Attendance; Executive Sessions
12	Board Composition and Diversity/Skills and Experience
13	Committees of our Board of Directors
14	Leadership Development and Compensation Committee Interlocks and Insider Participation
14	Governance Guidelines - NG&S Committee Process - Director Candidates
14	Stockholder Recommendations - Director Candidates
15	Communications with the Board
16	DIRECTOR COMPENSATION
16	Cash Compensation & Stock Awards
16	Stock Ownership Guidelines; Prohibition on Hedging
17	2020 Director Compensation Table
18	PROPOSAL 1: ELECTION OF DIRECTORS
19	2021 DIRECTOR NOMINEES
24	AUDIT COMMITTEE MATTERS
24	AUDIT COMMITTEE REPORT
25	PROPOSAL 2: RATIFICATION OF THE SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
26	EXECUTIVE COMPENSATION MATTERS
26	Ingevity's Executive Officers
27	COMPENSATION DISCUSSION & ANALYSIS
27	Executive Summary
27	Compensation Design; Pay Elements
28	Executive Compensation Philosophy
29	Roles and Responsibilities: Leadership Development and Compensation Committee, Compensation Consultant, Executive Officers
32	Short-Term Incentive Plan and 2020 Awards
34	Long-Term Incentive Plan and Awards
37	Additional Elements of NEO Compensation
37	Other Compensation Policies and Practices
38	Anti-Hedging
40	Risk Analysis
41	LEADERSHIP DEVELOPMENT AND COMPENSATION COMMITTEE REPORT
42	COMPENSATION TABLES AND OTHER MATTERS
42	SUMMARY COMPENSATION TABLES
49	No Gross-Up; Release of Claims
49	Equity Acceleration (Double Trigger)
50	CEO Pay Ratio Disclosure
51	PROPOSAL 3: SAY ON PAY
52	OWNERSHIP OF EQUITY SECURITIES
53	CODES OF CONDUCT & ETHICS
53	RELATED PARTY TRANSACTIONS
54	Q&A - ANNUAL MEETING, PROXY SOLICITATION AND VOTING INFORMATION
58	Q&A - STOCKHOLDER COMMUNICATIONS, STOCKHOLDER PROPOSALS AND COMPANY DOCUMENTS
A-1	APPENDIX A: NON-GAAP FINANCIAL MEASURES
INDEX OF FREQUENTLY REQUESTED INFORMATION
24	Auditor Fees
52	Beneficial Ownership
12	Board Skills & Experience
9	Board Leadership Structure
50	CEO Pay Ratio
14	Governance Guidelines - NG&S Committee Process
10	Director Independence
9	Board's Role in Risk Oversight
11	Board Meetings & Attendance
19	Director Nominees & Biographies
11	Board & Committee Self-Evaluations
26	Executive Officers
27	Compensation Design & Pay Elements
30	Peer Group Analysis
29	Roles & Responsibilities: Leadership Development and Compensation Committee, Compensation Consultant, Executive Officers
16	Stock Ownership Guidelines
53	Related Party Transactions
40	Risk Analysis
29	Executive Compensation Governance Practices
31	NEO Compensation
37	NEO Stock Ownership Policy
38	Recoupment Policy
38	Severance and Double Trigger Change of Control Arrangements
39	Retirement Plans, Welfare Benefits and Perquisites
40	Tax and Accounting Considerations
43	Grants of Plan-Based Awards in 2020
45	Outstanding Equity Awards at 2020 Fiscal Year End
46	Option Exercises and Stock Vesting during Fiscal Year 2020
46	Pension Benefits Table - 2020
47	Understanding Our Pension Benefits Table
47	Non-Qualified Deferred Compensation at 2020 Fiscal Year End
48	Potential Payments upon Change in Control & Non-Change in Control Event
49	Release of Claims and Non-Competition and Non-Solicitation Agreement

2021 PROXY SUMMARY
This summary highlights information about Ingevity Corporation (“Ingevity”, “we”, “our”, “us” or the “Company”) and certain information contained elsewhere in this Proxy Statement for our 2021 Annual Meeting of Stockholders (the “2021 Annual Meeting” or the “meeting”). It does not contain all of the information that you should consider. Please read the entire Proxy Statement carefully before voting.
2020 Business Highlights
During the course of 2020, we experienced a CEO transition and endured the significant economic downturn caused by COVID-19. Despite these hurdles, we strengthened our senior management team; reduced costs; placed greater emphasis on organic growth and innovation; and saw our gross margins and adjusted EBITDA(1) margin accrete.
Mixed Bottom Line Results in Performance Chemicals
•	Lower oilfield and industrial specialties sales due to COVID-weakened industrial demand
•	Slight growth in pavement technologies sales buoyed by strength in North America and moderate growth overseas
•
Sales of engineered polymers products remained steady, with the successful launch of a new innovation center and completion of reactor replacement project to support future growth in the Capa® family of chemistries

•	Revenues were down 12% versus 2019
•	Segment EBITDA were down 19% versus the prior year
Record Top Line Growth in Performance Materials
•	Adept adaptation and response to the strong decline and then snap-back in global automotive production through skillful management of global production planning, inventory and logistics
•	New production records set for “honeycomb” scrubbers to meet strong customer demand
•	Successful kiln replacement in Covington, Va., facility and capacity increase at Zhuhai, China, facility
•	Continued advancement of adsorbed natural gas technology through the acquisition of the assets of ANGP, Inc. and new pilot initiatives with several U.S. natural gas utilities
•	Revenues were up 4% versus 2019
•	Segment EBITDA were up 17% versus the prior year
Solid Overall Financial Results
•	Revenues of $1.216 billion, down 6% versus 2019
•	Net income of $181.4 million was down 1.3%; net income margin was 14.9%, up 70 basis points
•	Adjusted EBITDA(1) of $397.9 million were fundamentally even with the prior year
•	Adjusted EBITDA margin(1) accreted to 32.7% of sales, up 200 basis points from 2019
•	Operating cash flow was $352.4 million resulting in free cash flow(1) of $270.3 million
•	Sold $550 million senior unsecured notes as part of debt profile restructuring and authorized $500 million in share repurchases, with $88 million in shares repurchased in 2020
•	Year-end net debt ratio(1) of 2.45x
Decline in Safety Performance
•	Total employee case incident rate (TCIR) rose to 0.59, a 37% increase from the prior year
•	Renewed emphasis on safety initiatives with a focus on “near misses” to drive improved performance amidst COVID-19
Progress on Key Initiatives
•
Continued focus on sustainability program; issued sustainability report that included four corporate sustainability goals to help build accountability for our environmental, social and governance (“ESG”) efforts; published two reports outlining the net positive greenhouse gas (“GHG”) emission reduction benefit of two products; maintained our Silver rating from EcoVadis for Corporate Social Responsibility (“CSR”) and improved to a 70th percentile rating with the Dow Jones Sustainability Index (DJSI)

4	INGEVITY - 2021 Proxy Statement

•
Inclusion and Diversity Task Force took on greater importance with U.S. events related to racial injustice; enhanced activities offered to employees to denounce discrimination and recommit to our “IngeviWay” values of fairness and respect

•	Shared “Ingevity 2.0,” a re-energized approach to our vision and strategy that places greater emphasis on sustainability, customer-centricity and innovation
•	Bolstered leadership team with a critical new addition in Stacy Cozad as executive vice president, general counsel and secretary
(1)	See Appendix A for more details on Adjusted EBITDA, Adjusted EBITDA margin, Free Cash Flow and Net Debt Ratio and for reconciliation of these non-GAAP financial measures to the nearest GAAP measures.
Board Overview (as of March 8, 2021)
Name	Age	Since	Experience Highlights	Indepen- dent	AC	LD&C	NG&S	Other Public Company Boards
Jean S. Blackwell (Chair)	66	2016	Retired, Senior Executive at Cummins Inc. including CFO, VP Human Resources and General Counsel	Yes	⯀	⯀		2
Luis Fernandez-Moreno	58	2016	Sole Member, Strat and Praxis; Previously Senior Executive roles at Ashland Inc. and Rohm & Haas	Yes	⯀		Chair
J. Michael Fitzpatrick	74	2016	Retired, Chairman and CEO, Citadel Plastics Holdings; previously President and COO Rohm & Haas	Yes	⯀		⯀
John C. Fortson	53	2020	President and CEO and interim CFO and Treasurer at Ingevity Corporation; previously EVP, CFO and Treasurer at Ingevity Corporation and VP, CFO and Treasurer at AAR Corporation	No
Diane H. Gulyas	64	2019	Retired, Senior Executive at E.I. du Pont de Nemours, including President, Performance Polymers	Yes		⯀	⯀	2
Frederick J. Lynch	56	2016	Operating Partner, AEA Investors LP; retired President and CEO, Masonite International Corporation	Yes		Chair	⯀
Karen G. Narwold	61	2019	EVP, Chief Administrative Officer and General Counsel, Albemarle Corporation	Yes	⯀		⯀
Daniel F. Sansone	68	2016	Retired, Senior Executive at Vulcan Materials, including CFO and EVP of Strategy	Yes	Chair	⯀		1
AC:	Audit Committee	NG&S:	Nominating Governance & Sustainability Committee
LD&C:	Leadership Development & Compensation Committee
INGEVITY - 2021 Proxy Statement	5

Corporate Governance Highlights
We recognize that strong corporate governance contributes to long-term stockholder value. We are committed to sound governance practices, including those described below.
Board Independence and Composition	•	7 of our 8 directors are independent
	•	All standing committees are composed solely of independent members
	•	Executive sessions of independent directors held at every regular Board meeting and most regular committee meetings
•
“Overboarding policy” prohibits directors from serving on more than four other public company boards (two other boards in the case of any director serving as CEO of a public company or three other boards in the case of any director serving as an officer of a public company)

	•	Diverse board in terms of gender, ethnicity, experiences, skills
Best Practices	•	Active stockholder engagement; Director-stockholder engagement policy
	•	Regular updates to Board on investor perspectives and engagement
	•	Board leadership role in CEO and executive succession planning
	•	Annual Board and Committee self-evaluations
	•	Board oversight of key risk areas and risk management program, including cybersecurity related matters
	•	Enhanced Board oversight of ESG issues and priorities, with oversight responsibility assigned to the Nominating Governance & Sustainability Committee (the “NG&S Committee”)
	•	Robust stock ownership guidelines
	•	Comprehensive new director orientation
	•	Policies prohibiting hedging and pledging of our shares
Accountability	•	Bi-annual election of independent Chair by non-employee directors
	•	Annual evaluation of CEO performance and compensation by independent directors; use of independent compensation consultant
	•	Clawback policy applicable to short- and long-term incentive plans
	•	Comprehensive Codes of Conduct and Compliance & Ethics Program
	•	Annual sustainability report now includes measurable corporate sustainability goals
Stockholder Rights	•	Annual election of all directors
	•	Majority voting with director resignation policy (plurality in contested elections)
	•	Stockholder right to call special meeting
	•	No poison pill or dual-class shares
	•	One share, one vote standard
6	INGEVITY - 2021 Proxy Statement

Sustainability Highlights
Commitment to Sustainability Goals
We recognize that our actions have a global impact and we acknowledge our responsibility to conduct our business responsibly. By doing so, we not only create long-term value for our company and our stakeholders; we also create a source of great pride for our employees through our unique sustainability value proposition. To that end, we established our first set of four sustainability goals in 2020, which reflect our commitment to integrating responsible ESG principles into our global business strategy and decision making. We will use these goals to focus and track our efforts and will continue to report on our progress towards accomplishing them.
We will complete an initiative to quantifiably evaluate the societal benefit of our significant product lines by 2022	•	We are working to tell our story in a quantifiable way through a series of GHG lifecycle assessment studies conducted by a third party
	•	The focus is scope 1, 2 and 3 GHG emissions[1] related to our products and their end uses
	•	Results will be published on ingevity.com and in future sustainability reports
	•	Studies are complete for Nuchar® and Evotherm®, indicating GHG reduction benefits between 10 and up to 23 times, respectively
We will reduce our scope 1 and scope 2 GHG emissions intensity by 5% from 2020 to the end of 2025	•	Metrics developed in 2020 will serve as our benchmark moving forward
	•	By reducing our GHG emissions intensity, we aim to protect human populations and our natural ecosystems by reducing the impacts of climate change
	•	This goal is based on an evaluation of planned capital projects over the next few years
	•	We are working to determine our scope 3 emissions and will integrate a scope 3 reduction goal into our sustainability efforts in the future
We will disclose results of improvement actions taken in response to 2020 employee engagement survey by the end of 2022	•	One of the ways we are fostering the company’s long-term success is by helping our team members realize their full potential and keeping them engaged
	•	We partnered with Gallup in 2020 to conduct a robust employee engagement survey
	•	We will report on the impacts of actions taken in response to survey results, as well as the metrics and the data used to assess our performance, by the end of 2022
Between 2020 and 2025, we will invest $6 million into our communities	•	Our IngeviCares philanthropy program focuses charitable giving and involvement in the areas of sustainability, education and well-being
	•	IngeviCares will be the vehicle through which we invest $6 million into our communities in the six-year period from 2020 through 2025
INGEVITY - 2021 Proxy Statement	7

Leveraging Sustainability as a Competitive Advantage
As part of “Ingevity 2.0,” the re-energized approach to our vision and strategy, sustainability is one of the key areas where we will place greater emphasis and expect to grow our company’s revenue and profitability as a result. A remarkable 77% of our revenue comes from sustainable products, and as our customers work to decrease their carbon footprints, we have a unique, differentiated opportunity to help solve their challenges with our chemistry.
Throughout 2020, our focus on leveraging sustainability has focused on three key elements to add increased value for customers and further our brand promise to purify, protect and enhance the world around us.
GHG Reduction Benefit Studies	•	Initial studies completed for Nuchar and Evotherm
	•	Launched second phase of studies for four additional products
	•	Coordinating plan for the remainder of our portfolio to be included in the studies
ESG Ratings and Green Product Certifications	•	Prioritized third-party ESG ratings; aim for top-quartile rank in each one we pursue
	•	Maintained Silver rating from EcoVadis for CSR; moved to 70th percentile on the DJSI
	•	Participating in ACC’s sustainability metric development and reporting pilot program
	•	Results of Q1 2021 customer survey will inform broader product certification plan
Expanding Regulatory Advocacy	•	Leverage success in Performance Materials gasoline vapor emission control to expand regulatory advocacy to the benefit of other product platforms
	•	Some platforms being considered include asphalt, adhesives and alt-fuel technologies
(1)	Scope 1: Direct from operations; Scope 2: From purchased energy/utilities; Scope 3: From transacting business
8	INGEVITY - 2021 Proxy Statement

BOARD AND GOVERNANCE MATTERS
CORPORATE GOVERNANCE
Role of the Board of Directors
Ingevity is governed by a Board of Directors (the “Board”) and committees of the Board that meet throughout the year. The Board is elected by the stockholders to oversee and provide guidance on the Company’s business and affairs. The Board is actively engaged in the process of strategic development and oversight of ongoing execution of the Company’s strategic plan. It oversees management’s activities in connection with the proper safeguarding of the assets of the Company, maintenance of appropriate financial and other internal controls, compliance with applicable laws, regulations and ethical standards, and proper governance. One of the Board’s most important functions is oversight of risk management, including cybersecurity. The Board is committed to sound corporate governance policies and practices that are designed to enable the Company to operate its business responsibly, with integrity, enabling the Company to compete effectively, sustain its business and build long-term stockholder value. The Company’s Corporate Governance Guidelines which have been adopted by the Board and set forth certain corporate governance practices, are available on our website at http://ir.ingevity.com/governance/documents. These guidelines form a transparent framework for the effective governance of the Company, addressing matters such as the respective roles and responsibilities of the Board and management, the Board’s leadership structure, director independence and Board and committee membership criteria. The Corporate Governance Guidelines are periodically reviewed by the NG&S Committee in light of changing regulations, evolving best practices and other governance developments.
Board Leadership Structure
Our Board regularly reviews the Company’s Board leadership structure, how the structure is functioning and whether the structure continues to be in the best interest of our stockholders. From our inception as a public company in May 2016 until February 2020, we separated the roles of CEO and Chairman of the Board with D. Michael Wilson serving as our CEO and Richard B. Kelson serving as our independent Chairman. In February 2020, in connection with Mr. Wilson’s resignation as our President and CEO, the Board appointed Mr. Kelson to serve as the Company’s interim President and CEO and determined that, given the circumstances, it was in the best interests of the Company for Mr. Kelson to continue to serve as Chairman given his strong leadership skills and in order to maintain continuity. In accordance with our Corporate Governance Guidelines, the Board also appointed Frederick J. Lynch to serve as the Board’s Lead Independent Director beginning in February 2020.
Effective September 1, 2020, the Board appointed John. C. Fortson as the Company’s next President and CEO. The Board also determined at that time that it was in the best interests of the Company to return to its historic approach of separating the roles of CEO and Chairman with Mr. Kelson continuing to serve as Chairman. As a result, Mr. Lynch ceased serving as Lead Independent Director effective September 1, 2020. Following Mr. Kelson passing away, the Board elected Jean S. Blackwell to serve as Chair effective February 18, 2021.
The Board believes that separating the positions of CEO and Chairman (i) allows the CEO to focus on executing the Company’s strategic plan and managing the Company’s operations and performance and (ii) facilitates improved communications and relations between the Board, the CEO and other senior leaders of the Company. Under our Corporate Governance Guidelines, our Board Chair is elected to serve a two-year term, unless otherwise determined by the Board.
Our Board’s Oversight Role
The Board actively oversees the development and execution of our strategies, including those related to business, operations and finance, as well as strategies focused on legal and regulatory matters, corporate responsibility and sustainability, stockholder engagement, innovation and protection of intellectual property, cybersecurity, talent development and executive succession.
The Board, acting as a full Board and through its committees, oversees risk management on behalf of the Company. Our Board believes it has in place effective processes to identify and oversee the material risks facing the Company. The Company’s enterprise risk management processes help management and the Board identify, prioritize and manage risks that have the potential to present the most significant obstacles to achieving the Company’s business objectives or that otherwise present
INGEVITY - 2021 Proxy Statement	9

significant risk to the enterprise. The Company’s risk management processes are regularly refreshed, including priorities and planned remediations. Management reports regularly to the Board on this process.
Set forth below are key areas of risk overseen by the Board, directly or through its committees:
•
Legal, Compliance and Regulatory Risk: Our Board, both directly and through the Audit Committee, receives regular updates on various legal, compliance and regulatory matters, such as developments in litigation, compliance risks and our compliance programs. In addition, regular updates to the Audit Committee by our General Counsel and internal audit function provide insight into our risk assessment and risk management policies and processes.

•
Financial and Accounting Risk: The Audit Committee oversees the management of financial, accounting, internal controls and liquidity risks. This oversight includes interaction at Audit Committee meetings with the Chief Financial Officer, management from our financial, accounting, internal audit and treasury functions, and representatives from our independent registered public accounting firm. The Audit Committee also discusses with management our major financial risk exposures and the steps management has taken to monitor, control and remediate such exposure.

•
Reputational and Governance Risk: The NG&S Committee oversees risks related to Board organization, Board membership, including director refreshment and succession, Board structure and other corporate governance matters. This Committee also has responsibility for reviewing and monitoring our corporate responsibility and sustainability programs, including oversight over ESG matters. In addition to reporting to the NG&S Committee, management’s practice is to periodically review corporate responsibility and sustainability matters, including ESG programs and policies, in joint session with the full Board.

•
Executive Compensation Program Risk: The Leadership Development & Compensation Committee (the “LD&C Committee”) assists our Board in fulfilling its oversight responsibilities with respect to the management of risks arising from our compensation policies and programs and with respect to succession planning for management. See “Compensation Discussion and Analysis”, beginning at page 27, for more information.

•
Cybersecurity Risk: The Audit Committee oversees our cybersecurity program and management of the associated risks. The Committee receives regular updates from our Chief Information Officer on cybersecurity matters and our risk management program. Cybersecurity risk matters are regularly reviewed in joint session with the full Board.

Director Independence
Our Board with the assistance of the NG&S Committee annually conducts an assessment of the independence of each director in accordance with our Corporate Governance Guidelines, applicable rules and regulations of the Securities and Exchange Commission (the “SEC”), and the general listing standards of the New York Stock Exchange (the “NYSE”). The Board assesses each director’s independence by reviewing any potential conflicts of interest and significant outside relationships. In determining each director’s independence, the Board broadly considers all relevant facts and circumstances, including specific criteria included in the NYSE’s general listing standards. For these purposes, the NYSE requires the Board to consider certain relationships that existed during a three-year look-back period. The Board considers the materiality and importance of such relationships not merely from the standpoint of the director, but also from the standpoint of persons or organizations with which the director has an affiliation. An independent director is a director who our Board affirmatively determines has no other material relationship with the Company (either directly or as a partner, stockholder or officer of an organization that has a relationship with the Company).
Upon the recommendation of the NG&S Committee, the Board has affirmatively determined that each of Mses. Blackwell, Gulyas, and Narwold, and Messrs. Fernandez-Moreno, Fitzpatrick, Lynch, and Sansone, is independent, in accordance with applicable rules and regulations of the SEC and the general listing standards of the NYSE.
10	INGEVITY - 2021 Proxy Statement

Board and Committee Self-Evaluations
The NG&S Committee assists the Board in annually assessing the effectiveness of the Board and its committees in carrying out their respective roles, as described below.

Examples of actions the Board has taken in recent years in response to the annual evaluation process include increasing the size of the Board to create more opportunity for diversity, followed by the subsequent appointment of two additional women to the Board, the assignment of oversight of corporate responsibility and sustainability to the NG&S Committee, the assignment of oversight of matters relating to the attraction, development and retention of the Company’s leadership to the newly renamed LD&C Committee and the rotation of the chair of the NG&S Committee.
Board Meetings and Attendance; Executive Sessions
Our Board meets on a regularly scheduled basis during the year to review significant developments affecting our Company and to act on matters requiring Board approval and may hold special meetings between scheduled Board meetings when appropriate. The Board met eight times during fiscal year 2020. All directors attended 75 percent or more of the aggregate of (i) the number of meetings of the Board held during the period he or she was a director and (ii) the number of meetings of all committees of the Board held during the period he or she was a member of the respective committee. All directors attended the 2020 Annual Meeting.
Our Corporate Governance Guidelines require that the non-management members of our Board meet in executive session without management present at each regularly scheduled Board meeting. Our Committees generally also meet in executive session without management participation at each regularly scheduled Committee meeting.
INGEVITY - 2021 Proxy Statement	11

Board Composition and Diversity
Our Board is committed to ensuring that it has the right mix of skills, background, tenure, experience and diversity. The current composition of our board is as follows:

Board Skills and Experience

Skills & Experience	Blackwell	Fernandez-Moreno	Fitzpatrick	Fortson	Gulyas	Lynch	Narwold	Sansone
Industry or Market Experience		■	■		■	■	■	■
C-suite Experience (CEO, CFO, COO, GC)	■		■	■		■	■	■
Other Public Company Board Experience	■		■		■	■		■
International Manufacturing Experience (P&L)	■	■	■		■	■		
Executive Compensation/Talent Development	■				■	■	■	
NYSE Financial Expert	■		■	■				■
Enhances Diversity	■	■			■		■	
Substantial M&A, Joint Venture Experience	■	■	■	■	■	■	■	■
Compliance/Legal Experience	■						■	
Sustainability Experience	■	■		■		■	■

12	INGEVITY - 2021 Proxy Statement

Committees of Our Board of Directors
Our Board has established three standing committees to assist it with the performance of its responsibilities. Our Board elects the members of these committees annually, based on the recommendations of the NG&S Committee. After each committee meeting, a report is provided by the committee Chair to the full Board. Each committee is composed entirely of directors who have been determined to be independent under the relevant SEC and NYSE standards. Each committee operates under a charter, which is reviewed annually. The committee charters are available under the Corporate Governance tab at http://ir.ingevity.com. The Board also has established an Executive Committee, currently composed of Ms. Blackwell (chair), Messrs. Fernandez-Moreno, Lynch, and Sansone. The Executive Committee is authorized to exercise certain powers of the Board between Board meetings when a meeting of the full Board is impractical or not warranted under the circumstances. The Executive Committee did not meet during the past fiscal year. The information presented below with respect to the Chair and other members of each standing committee is as of March 8, 2021.
Audit Committee
2020 Meetings: 9 Report See page 24	Chair Daniel F. Sansone Other Members Jean S. Blackwell Luis Fernandez-Moreno J. Michael Fitzpatrick Karen G. Narwold
The Audit Committee assists our Board in fulfilling its responsibilities with respect to the oversight and evaluation of: (1) the integrity of our financial statements; (2) our system of internal control over financial reporting; (3) the performance of our internal audit function; (4) the independence, qualifications and performance of our independent auditor; (5) our risk review and system of compliance with legal and regulatory requirements; (6) our financial management and resources; (7) specific financial strategy initiatives as requested by the Board or management; and (8) risk management over cybersecurity. Among other things, the Audit Committee, under its charter, directly appoints, compensates, retains and oversees the work of our independent auditor, which reports directly to the Audit Committee. See pages 24 – 25 for further information related to the Audit Committee, including fees paid to our independent auditor, the committee’s auditor fee pre-approval policy and the committee’s report.
The Board has determined that each of Ms. Blackwell and Messrs. Fitzpatrick and Sansone is an “audit committee financial expert” as that term is defined under SEC rules. The Board has also determined that all Audit Committee members are financially literate, as that qualification is interpreted by the Board in its business judgment, in compliance with the NYSE listing standards requirements for audit committee members. The Board has also determined that all members of the Audit Committee are independent in accordance with the heightened independence standards established by the Securities and Exchange Act of 1934 (the “Exchange Act”) and adopted by the NYSE for audit committee members.
Leadership Development & Compensation Committee
2020 Meetings: 8 Report See page 41	Chair Frederick J. Lynch Other Members Jean S. Blackwell Diane H. Gulyas Daniel F. Sansone
The LD&C Committee’s duties include setting the overall compensation strategy and policies for our executives and non-employee directors. The committee is responsible for determining and approving CEO compensation and reviewing the compensation of our other executive officers, including salary, annual incentive awards and long-term incentive awards. The LD&C Committee also oversees the development of executive succession plans, inclusion and diversity policies and programs and employee engagement initiatives. In addition, the committee evaluates the design and effectiveness of our compensation programs and monitors risks related to such design. See pages 27 - 41 for further information related to the
INGEVITY - 2021 Proxy Statement	13

LD&C Committee, including a discussion of our compensation programs and the committee’s report. The LD&C Committee consists entirely of non-management directors, all of whom our Board has determined are independent in accordance with the heightened independence standards established by the Exchange Act and adopted by the NYSE for compensation committee members.
Nominating, Governance & Sustainability Committee
2020 Meetings: 4	Chair Luis Fernandez-Moreno Other Members J. Michael Fitzpatrick Diane H. Gulyas Frederick J. Lynch Karen G. Narwold
The NG&S Committee identifies individuals qualified to become Board members consistent with the criteria established by our Board and described in our Corporate Governance Guidelines, and recommends a slate of nominees for election at each annual meeting of stockholders; makes recommendations to our Board concerning the appropriate size, function, needs and composition of our Board and its Committees; advises our Board on corporate governance matters; oversees the annual Board and Committee self-evaluation process; and provides oversight over corporate responsibility and sustainability matters, including the Company’s ESG programs and policies.
The NG&S Committee consists entirely of non-management directors, all of whom our Board has determined are independent within the meaning of the listing standards of the NYSE.
LD&C Committee Interlocks and Insider Participation
No member of the LD&C Committee has served as an employee of Ingevity at any time. During the past fiscal year, no executive officer of Ingevity served as a member of the LD&C Committee (or other committee performing similar functions) or on the board of directors of any entity at which a member of the LD&C Committee or Board served as an executive officer.
NG&S Committee Process – Director Candidates
The NG&S Committee evaluates all director candidates in accordance with the director qualification standards described in our Corporate Governance Guidelines. These standards include (1) an absence of conflicts of interest and other legal and ethical issues that would interfere with such candidate’s service as a director; (2) a commitment to discharge his or her duties as a director in accordance with our Corporate Governance Guidelines; (3) a willingness and ability to devote sufficient time and energy to carry out his or her duties; and (4) having sufficient experience to enable the director to meaningfully participate in deliberations of the Board and one or more of its committees and to otherwise fulfill his or her duties. In addition, the NG&S Committee will evaluate a candidate’s independence, skills and experience in the context of our Board’s needs. Pursuant to our Corporate Governance Guidelines, the Board strives to select as director candidates a mix of individuals who represent diverse experience, background and thought at policy-making levels that are relevant to the Company’s activities, as well as other characteristics that will contribute to the overall ability of the Board to perform its duties and meet changing conditions. The Board’s consideration of the diversity of experience, background and thought represented by director candidates includes the consideration of ethnic and gender diversity. In 2019, the Board elected two additional women to serve on the Board, resulting in a Board that is currently 50% diverse based on gender and ethnicity.
Stockholder Recommendations - Director Candidates
The NG&S Committee will consider director candidates recommended by stockholders and will do so in the same manner as candidates recommended by other sources. Any stockholder wishing to recommend a director candidate should provide the NG&S Committee with the information required by the Company’s By-Laws to be provided with respect to director nominees submitted by stockholders. The process for stockholders to nominate an individual for election as a director is discussed on page 58.
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Interested Party Communications with the Board
Interested parties, including stockholders, may communicate by mail with all or selected members of the Board. Correspondence should be addressed to the Board or any individual director(s) or group or committee of directors either by name or title (for example, “Chair of the Board,” “Chair of the NG&S Committee” or “All Non-Management Directors”). All correspondence should be sent via U.S. Mail to: Ingevity Corporation, 4920 O’Hear Ave, Suite 400, N. Charleston, SC 29405, Attn: Corporate Secretary, or by Email to: corporatesecretary@ingevity.com. In general, any communication delivered to the Company for forwarding to the Board, a Board committee, a particular group of directors or specified Board members will be forwarded in accordance with the stockholder’s instruction, except that we reserve the right not to forward any soliciting or advertising materials or any abusive, threatening or otherwise inappropriate materials.
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DIRECTOR COMPENSATION
Cash Compensation
During 2020, each non-employee director received $90,000 as an annual cash retainer for service as a director. Directors who are also employees of the Company receive no additional compensation for service as a director. Mr. Kelson while serving as interim President and CEO received his annual retainer and chairman retainer in addition to his interim President and CEO compensation, as discussed in the Compensation Discussion and Analysis and supporting tables beginning on page 27.
Each non-employee director who served as either the Board Chair, Lead Independent Director, or as a Committee Chair received an additional retainer as follows: Chairman of the Board: $100,000; Lead Independent Director: $18,750 (prorated amount of $25,000 retainer for partial year service), Audit Committee Chair: $20,000; LD&C Committee Chair: $15,000 and NG&S Committee Chair: $12,000.
Stock Awards
Each non-employee director receives an annual award grant of Ingevity restricted stock units (“RSUs”) equivalent to approximately $105,000 at the time of grant. These are made to non-employee directors under the Company’s 2016 Omnibus Incentive Plan (the “Omnibus Plan”) and under the terms and conditions applicable to their grants. The directors become vested in their RSUs on the first anniversary of the award date. For the fiscal year ended 2020, the number of RSUs granted was determined based on the closing price of the Company’s Common Stock as traded on the NYSE on April 24, 2020.
Non-employee directors have the option to elect to receive their annual cash retainer (both regular annual retainer for Board service, Board Chair retainer and Committee Chair retainer) in the form of deferred stock units (“DSUs”) under the Omnibus Plan. In addition, each non-employee director may also elect to receive their annual stock RSU award in the form of DSUs. DSUs representing cash retainers vest in full upon grant but settle upon termination of service with the Board. RSUs converted into DSUs (annual stock award) are subject to one-year vesting and are also settled upon termination of service with the Board.
A non-employee director must make his or her election to receive DSUs (in lieu of cash or RSUs) by December 31 of the calendar year preceding the year in which the compensation is earned, or within thirty days of becoming a director. No changes to the DSU settlement date are permitted absent a hardship.
Stock Ownership Guidelines; Prohibition on Hedging
Under our stock ownership guidelines, each non-employee director is expected to hold an amount of Ingevity common stock equal to five times the annual base cash retainer. Shares owned outright by the director, or his or her immediate family members residing in the same household, in family trusts and shares held in retirement plan accounts are deemed to be owned shares for purposes of these guidelines, as well as vested and unvested RSUs and DSUs. Until a non-employee director meets these guidelines, he or she must hold 50 percent of his or her vested RSUs. If a non-employee director does not meet these guidelines within five years, he or she must hold 100 percent of his or her vested RSUs. As of December 31, 2020, each non-employee director has attained the minimum stock ownership levels based on holdings except for Mses. Gulyas and Narwold who are respectively on track for compliance, each having joined the Board in February 2019 and therefore not having requirements to meet the minimum guidance until February 2024.
Our directors are not permitted to engage in hedging activities with respect to our stock. See page 38 for more information about the Company’s anti-hedging policy.
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2020 Director Compensation Table
Beginning February 20, 2020 through August 31, 2020, Mr. Kelson served as the Company’s interim President and Chief Executive Officer. As a result, Mr. Kelson’s 2020 compensation, including his fees and awards received on account of his service as a director, is reported and discussed in the Compensation Discussion and Analysis and supporting tables beginning on page 27.
The following table includes information concerning compensation for service as a director paid to or earned by our directors during the fiscal year ended December 31, 2020:
Name	Fees earned or paid in cash ($)(1)	Stock Awards ($)(2)	TOTAL
Jean S. Blackwell	110,000	105,024	215,024
Luis Fernandez-Moreno	90,000	105,024	195,024
J. Michael Fitzpatrick	102,000	105,024	207,024
Frederick J. Lynch(3)	123,750	105,024	228,774
Daniel F. Sansone	90,000	105,024	195,024
Diane Gulyas	90,000	105,024	195,024
Karen Narwold	90,000	105,024	195,024
D. Michael Wilson(4)	—	—	—
John C. Fortson(4)	—	—	—
(1)	This column includes fees earned or paid in cash, representing the annual retainer, and where applicable the Chairman retainer and the committee chair retainers.
(2)
The amounts shown in this column represent the aggregate grant date fair market value of restricted stock units granted in 2020 to non-employee directors computed in accordance with FASB ASC Topic 718. As of December 31, 2020, each director held 2,695 restricted stock units that will vest on April 24, 2021.

(3)
Upon Mr. Kelson’s appointment as Interim President & Chief Executive Officer of the Company, Mr. Lynch was appointed as Lead Independent Director. Further, Mr. Lynch’s appointment resulted in an increase in his independent director fees in the amount of $25,000 which was pro-rated for his service time, resulting in him earning $18,750 for service as the lead independent director during the period February 20 – August 31, 2020.

(4)	Neither Mr. Wilson nor Mr. Fortson earned or were paid any director fees during their respective service as a non-independent director in 2020.
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Proposal
1	Election of Directors
Our Board recommends a vote FOR each nominee.

Our NG&S Committee has recommended, and the Board of Directors has nominated for election as directors at the Annual Meeting, the eight nominees named below. Each nominee currently serves as a director of the Company, and each nominee, with the exception of Mr. Fortson who was appointed by the Board on September 1, 2020, was elected by our stockholders to serve until the 2021 Annual Meeting of stockholders and until his or her successor has been elected and qualified.
Each director elected at the 2021 Annual Meeting will serve until the 2022 Annual Meeting of Stockholders and until his or her successor has been elected and qualified. Each director nominee has consented to being named in this proxy statement and to serving as a director if elected. If any nominee is unable to stand for election for any reason, the shares represented at our annual meeting by proxy may be voted for another candidate proposed by our Board, or our Board may choose to reduce its size.
At any meeting of stockholders for the election of directors at which a quorum is present, the election will be determined by a majority of the votes cast by the stockholders entitled to vote in the election, except that in the case of a contested election, the election will be determined by a plurality of the votes cast by the stockholders entitled to vote in the election.
Any director who is not elected shall offer to tender his or her resignation to the Chair of the Board and the NG&S Committee. The NG&S Committee will promptly consider the resignation offer and make a recommendation to the Board as to whether to accept or reject the tendered resignation and whether other action should be taken. The Board will act on the tendered resignation within 90 days following the stockholders’ meeting at which the election occurred. The NG&S Committee, in making its recommendation, and the Board, in making its decision, may consider all the information, factors and alternatives it considers appropriate. Any director who offers his or her resignation pursuant to this provision may not participate in the NG&S Committee deliberations and recommendation or in the Board’s deliberations and decision whether to accept or reject the resignation offer.
The information below and in the matrix on page 12 provides information as to the particular experiences, qualifications, attributes and skills of each nominee. The NG&S Committee and the Board believe that, as a group, these nominees provide our Board with an optimal balance of experience, leadership, qualifications, attributes and skills and that each individual nominee can make a significant contribution to the Board and should serve as a director of the Company.
Recommendation of the Board
The Board recommends a vote “FOR” each of the eight director nominees named in this Proxy Statement.
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2021 Director Nominees
Jean S. Blackwell
Age: 66 Director Since: 2016	Board Committees: • Audit • Leadership Development & Compensation	Other public company directorships: • Johnson Controls International • Celanese Corporation

Skills and Experience:

Ms. Blackwell is our Board Chair, a position she has held since February 17, 2021. Ms. Blackwell has substantial experience in the areas of finance and law, and also as to matters of corporate responsibility, sustainability and human resources, having served both as a public company CFO and General Counsel, among other corporate leadership roles, and is an “audit committee financial expert”. She also has significant oversight and governance expertise as an experienced public company board member.

Professional Highlights:

CEO of Cummins Foundation and EVP of Corporate Responsibility for Cummins Inc. from 2008 until her retirement in 2013. Previous positions with Cummins (joined, 1997) included Chief Financial Officer; Vice President, Cummins Business Services and Human Resources; and General Counsel.

Earlier experience includes Budget Director for the State of Indiana; Executive Director of the Indiana State Lottery Commission, and Partner at the law firm of Bose McKinney & Evans, LLC.

Prior public company directorships: Essendant Inc. (formerly, United Stationers Inc.) and Phoenix Companies, Inc.

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Luis Fernandez-Moreno
Age: 58 Director Since: 2016	Board Committees: • Audit • Nominating, Governance & Sustainability (Chair)

Skills and Experience:

Mr. Fernandez-Moreno has over thirty years of executive and operational experience in the performance materials, specialty chemicals and coatings industries. He has significant M&A and international experience, having had leadership roles in complex global business operations in Mexico, Brazil, France and the United Kingdom, as well as the United States. Mr. Fernandez also has extensive expertise in the area of sustainability with a focus on integrating responsible ESG principles and metrics into global business strategies to maximize stakeholder value.

Professional Highlights:

Sole Manager and Member of Strat and Praxis LLC, a consulting services company, since June 2018.

Senior Vice President of Ashland Inc. from 2013 through 2017, including serving as President of its Chemicals Group, President of Ashland Specialty Ingredients, and President, Ashland Water Technologies. Previous experience included 27 years at Rohm & Haas Company and, after its acquisition, with The Dow Chemical Company. He also served as Executive Vice President at Arch Chemicals until its acquisition by Lonza Group AG.

Board Chair Huber Engineered Materials, a portfolio company of J.M. Huber Corporation, since 2019; Director Ascensus Specialties International Company, a portfolio company of WindPoint Partners, since 2016; director OQ Chemicals GmbH (formerly Oxea S.a.r.l.), a subsidiary of OQ, an integrated energy company, owned by the Oman government, since 2018.

J. Michael Fitzpatrick
Age: 74 Director Since: 2016	Board Committees: • Audit • Nominating, Governance & Sustainability

Skills and Experience:

Dr. Fitzpatrick has over thirty five years executive experience in the chemicals industry, including service as Chief Executive Officer and Chief Operating Officer. He has extensive experience in technology, M&A and international operations, and is an “audit committee financial expert.” Mr. Fitzpatrick also has significant oversight and governance expertise as an experienced public company board member.

Professional Highlights:

Chairman and Chief Executive Officer of Citadel Plastics Holdings until his retirement in 2012. Previous experience included thirty years with Rohm & Haas Company, last serving as President and COO; other roles included Chief Technology Officer and Vice President of Research.

Chairman of the Board of Directors of Aurora Plastics, Inc., a privately held company, since 2016; Executive Advisor at WindPoint Partners, a private equity firm, since 2005.

Prior public company directorships: McCormick & Company; SPX Corporation; and Carpenter Technology Corporation.

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John C. Fortson
Age: 53 Director Since:2020

Skills and Experience:

Mr. Fortson has served as our President and Chief Executive Officer and interim CFO and Treasurer since September 1, 2020. He previously served as the Company’s Executive Vice President, Chief Financial Officer and Treasurer. Mr. Fortson has more than 23 years of experience in executive, management, strategic planning, financial, M&A and sustainability matters and has held leadership positions in the chemicals, manufacturing, global aerospace and defense industries.

Professional Highlights:

President and Chief Executive Officer and Interim Chief Financial Officer and Treasurer of Ingevity since September 1, 2020.

Executive Vice President, Chief Financial Officer and Treasurer of Ingevity (October 2015 – September 2020).

Vice President, Chief Financial Officer and Treasurer, AAR Corporation (2013 – October 2015).

Managing Director, Bank of America Merrill Lynch (2000 – 2013).

Diane H. Gulyas
Age: 64 Director Since: 2019	Board Committees: • Leadership Development & Compensation • Nominating, Governance & Sustainability	Other public company directorships: • W.R. Grace & Co. • Expeditors International of Washington, Inc.

Skills and Experience:

Ms. Gulyas’ qualifications to serve as a director include her extensive executive experience at one of the world’s largest chemical companies, as well as her extensive experience in international operations, global manufacturing and sales, including in the automotive parts industry. Ms. Gulyas also has significant oversight and governance expertise as an experienced public company board member.

Professional Highlights:

President, Performance Polymers business of E.I. du Pont de Nemours and Company from 2009 until her retirement in 2014. Previous positions in her thirty-five year du Pont career included Global Chief Marketing and Sales Officer, Group Vice President of the Electronic and Communication Technologies platform, and Vice President and General Manager of the Advanced Fiber business.

Chair of the Board of Directors, Ladies Professional Golfing Association.

Prior public company directorships: Mallinckrodt Pharmaceuticals and Navistar International Corporation.

INGEVITY - 2021 Proxy Statement	21

Frederick J. Lynch
Age: 56 Director Since: 2016	Board Committees: • Leadership Development & Compensation (Chair) • Nominating, Governance & Sustainability

Skills and Experience:

Mr. Lynch served as President and Chief Executive Officer of a public, global manufacturing Company for twelve years until his retirement in 2019, also having served as a director. He also brings substantial prior executive experience in the chemicals industry, and in-depth knowledge of global business, manufacturing, supply chain management, sustainability and strategic planning.

Professional Highlights:

Operating Partner, AEA Investors, LP, a global private investment firm, since January 2020; and Director of Traeger Grills (since July 2020) and Process Sensing Technologies (since December 2020) (portfolio companies of AEA Investors LP).

President and CEO of Masonite International Corporation, a global manufacturer of doors and door systems from 2006 until his retirement in 2019.

Previous experience includes President of human generics division and Senior Vice President of global supply chain for Apharma, Inc., and eighteen years at Honeywell International, including Vice President and General Manager of its specialty chemicals business.

Prior public company directorships: Masonite International Corporation.

22	INGEVITY - 2021 Proxy Statement

Karen G. Narwold
Age: 61 Director Since: 2019	Board Committees: • Audit • Nominating, Governance & Sustainability

Skills and Experience:

Ms. Narwold has over twenty-five years of executive, management, legal and compliance experience in chemicals and manufacturing, including as Chief Administrative Officer and General Counsel of a public company. Her areas of expertise include law, corporate governance and compliance, executive compensation, risk oversight, strategic planning, M&A, and cybersecurity. Ms. Narwold also has expertise in the area of sustainability with a focus on leveraging best-in-class benchmarking to drive corporate accountability and reporting.

Professional Highlights:

Executive Vice President, Chief Administrative Officer, General Counsel and Corporate Secretary of Albemarle Corporation, a global specialty chemicals company, since 2010, including leadership of legal, public affairs (government and regulatory affairs and communications) and compliance organizations. Member of Albemarle’s Enterprise Risk Management and Disclosure Committees.

Previously held various leadership roles at Symmetry Holdings and Barzel industries, including for both as General Counsel, and at GrafTech International, a global graphite and carbon manufacturer and former subsidiary of Union Carbide, including serving as Vice President, General Counsel, Human Resources and Secretary.

Daniel F. Sansone
Age: 68 Director Since: 2016	Board Committees: • Audit (Chair) • Leadership Development & Compensation	Other public company directorships: • AdvanSix Inc.

Skills and Experience:

Mr. Sansone has extensive executive and general management experience and substantial financial expertise, including service as Chief Financial Officer and Treasurer at a global manufacturing public company, is an “audit committee financial expert”. Given his level of financial expertise, Mr. Sansone is well qualified to chair the Company’s Audit Committee. He also brings expertise in the asphalt and paving markets.

Professional Highlights:

Executive Vice President and Chief Financial Officer at Vulcan Materials Company, an S&P 500 company and the largest U.S. producer of aggregate-based construction materials, including asphalt, from 2005 until his retirement in 2014. Other roles at Vulcan included President, Southern and Gulf Coast Division, President, Gulf Coast Materials, EVP Strategy, Treasurer and Corporate Controller.

INGEVITY - 2021 Proxy Statement	23

AUDIT COMMITTEE MATTERS
Audit and Other Fees
The following table shows the fees paid by the Company to PricewaterhouseCoopers LLP (“PwC”) for audit and other services provided for the fiscal years 2020 and 2019, all of which were preapproved by the Audit Committee or the Audit Committee Chair.
Amounts Shown in $	2020	2019
Audit Fees	1,810,625	2,134,000
Audit-Related Fees	325,000	—0—
Tax Fees	36,000	104,000
All Other Fees	20,000	10,000
Total	2,191,625	2,248,000
Audit Fees. Fees for professional services performed for the integrated audit of the Company’s annual consolidated financial statements included in the Company’s Form 10-K filing and review of financial statements included in the Company’s Form 10-Q filings. The amount also includes other services that are normally provided by PwC in connection with statutory and regulatory filings or engagements. For 2019, this amount includes audit services related to the acquisition of the Capa caprolactones business.
Audit-Related Fees. This includes fees paid for services that are reasonably related to the performance of the audit or review of the Company’s financial statements. For 2020, this includes services provided in connection with debt financing transactions.
Tax Fees. This includes fees and expenses for U.S. federal, state, and international tax planning and tax compliance services.
All Other Fees. This category includes fees for services in connection with attestations by PwC that are required by statute or regulation.
Pre-Approval Policy and Procedures
The Audit Committee’s pre-approval policy requires that all services to be performed by the Company’s independent registered public accounting firm be pre-approved either on a case-by-case basis by the Audit Committee or its delegate or on a categorical basis based on the Audit Committee’s prior approval of a specific category of service and the expected cost thereof. Any request for services involving less than $150,000 may be approved by the Chair of the Audit Committee, provided that any such approval is presented to the full Audit Committee at its next regularly scheduled meeting.
AUDIT COMMITTEE REPORT
Management is responsible for the Company’s financial reporting process, including the effectiveness of its internal control over financial reporting. The independent registered public accounting firm is responsible for performing an independent audit of the Company’s financial statements and the Company’s internal control over financial reporting and issuing reports thereon. The Audit Committee’s responsibility is, among other things, to monitor and oversee these processes and to report thereon to the Board.
Throughout 2020, the Audit Committee received regular reports from management, the internal auditors and PwC, the Company’s independent registered public accounting firm, regarding the plans for, and scope and results of, their audits and reviews of the Company’s financial statements and internal control over financial reporting.
Management has represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and PwC.
This review included discussions with PricewaterhouseCoopers LLP of the matters required to be discussed by Auditing Standard No. 1301, “Communications with Audit Committees,” as adopted by the Public Company Accounting Oversight Board (“PCAOB”).
24	INGEVITY - 2021 Proxy Statement

The Audit Committee also received from PwC the written disclosures and letter required by applicable requirements of the PCAOB regarding PwC’s communications with the Audit Committee concerning independence and has discussed with PwC the issue of their independence from the Company.
Based on the foregoing, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020.
THE AUDIT COMMITTEE
Daniel F. Sansone, Chair
Jean S. Blackwell*
Luis Fernandez-Moreno
J. Michael Fitzpatrick
Karen G. Narwold
*
Ms. Blackwell served as the Chair of the Audit Committee at the time the Audit Committee made the recommendation referred to in this report. Effective February 18, 2021, Mr. Sansone succeeded Ms. Blackwell as Chair of the Audit Committee.

Proposal
2	Ratification of the Appointment of Independent Registered Public Accounting Firm Our Board recommends a vote FOR ratification of the appointment of PricewaterhouseCoopers LLP

The Audit Committee is directly responsible for appointing, retaining, fixing the compensation of, and overseeing the work of our independent registered public accounting firm. The Audit Committee has appointed PwC to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2021.
Although it is not legally required to do so, the Board has elected to seek stockholder ratification of the appointment of PwC as a matter of good corporate governance. If stockholders do not ratify the appointment of PwC, the Audit Committee will reconsider the appointment. Regardless of the outcome of this proposal, the Audit Committee may, in its discretion, select a new independent registered public accounting firm at any time during the year if it believes such a change would be in the Company’s best interest.
Representatives of PwC will present at the Annual Meeting. They will have the opportunity to make a statement if they so desire and will be available to respond to appropriate questions from stockholders.
Recommendation of the Board
The Board recommends a vote “FOR” the ratification of the appointment of PwC as the independent registered public accounting firm of the Company.
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EXECUTIVE COMPENSATION MATTERS
Ingevity’s Executive Officers
Set forth below is information about our executive officers as of March 8, 2021, with the exception of Mr. Fortson, who is also a director. See page 21 for a description of Mr. Fortson’s experience and skills. Mr. Woodcock has served in his position with the Company since the Separation from WestRock. Mr. Smith joined the Company in June 2016 and was promoted to his current position in January 2017. Ms. Cozad joined the Company in February 2021.
Michael P. Smith (age 60)

Mr. Smith serves as Executive Vice President and President, Performance Chemicals, Strategy and Business Development. Mr. Smith joined Ingevity in June 2016 after 23 years of service at FMC Corporation. He served as Vice President and Global Business Director for FMC’s Health and Nutrition business after holding multiple positions of increasing responsibility within that business. During his career with the company, Mr. Smith held various roles including Marketing Manager for FMC Water Treatment Chemicals in Manchester, England; Global Business Manager for FMC Process Additives, also in Manchester; Director of Business Planning for FMC Chemicals; Division General Manager for the Active Oxidants division; Division General Manager for Hydrogen Peroxide; General Manager for Food Ingredients for FMC BioPolymer; and Division General Manager for FMC BioPolymer. Prior to joining FMC, Mr. Smith held several sales and management positions with Hercules Incorporated, a supplier of hydrocarbon and pine-based resins. Mr. Smith holds a Bachelor of Arts degree in chemistry from the University of Virginia and a Master of Business Administration degree from the University of Michigan.

S. Edward Woodcock, Jr. (age 55)

Mr. Woodcock serves as Executive Vice President and President, Performance Materials. Mr. Woodcock served as Vice President of MeadWestvaco’s, and later, WestRock’s Carbon Technologies business from 2010 to 2016 after holding multiple positions of increasing responsibility within that business, most recently Global Business Director, Automotive. During his 30-year career with the Company, Mr. Woodcock has held various roles including Business Director, Automotive, for the Asia-Pacific region, Worldwide Marketing Manager for the Chemical Division’s non-U.S. business, Area Sales Manager for Latin America, and Technical Manager for the Process Technology business. Mr. Woodcock holds a Bachelor of Science degree in chemical engineering from the University of Virginia.

Stacy L. Cozad (age 50)

Ms. Cozad serves as Executive Vice President, General Counsel and Secretary of Ingevity. Ms. Cozad came to Ingevity from Spirit AeroSystems Holdings, Inc. where she served as Senior Vice President, General Counsel, Chief Compliance Officer and Corporate Secretary since September 2017 and Senior Vice President, General Counsel and Corporate Secretary from January 2016 to September 2017. Prior to joining Spirit AeroSystems, Ms. Cozad served in various roles with Southwest Airlines Co., including Associate General Counsel – Litigation from 2009 to 2015 and Senior Attorney from 2006 to 2009. From 1997 to 2006, Ms. Cozad served as an associate and partner in private law practices. Ms. Cozad holds a bachelor’s degree in behavioral science from Concordia University Texas and a Juris Doctor degree from Pepperdine University.

26	INGEVITY - 2021 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS
Executive Summary
This Compensation Discussion and Analysis (“CD&A”) discusses the compensation program and the compensation decisions made for fiscal year 2020 with respect to the following Named Executive Officers (“NEOs”):
Name	Title
John C. Fortson	President & Chief Executive Officer and Interim Chief Financial Officer & Treasurer
Michael P. Smith	Executive Vice President & President, Performance Chemicals, Strategy and Business Development
S. Edward Woodcock	Executive Vice President & President, Performance Materials
D. Michael Wilson	Former President and Chief Executive Officer
Richard B. Kelson	Former Interim President and Chief Executive Officer
Katherine P. Burgeson	Former Executive Vice President, General Counsel & Secretary
Effective February 20, 2020, Mr. Wilson resigned from his position as President and Chief Executive Officer of the Company and as a member of our Board. Effective as of the same date, Richard B. Kelson, the Company’s Board Chair assumed the position of interim President and CEO. Effective September 1, 2020, the Board appointed Mr. Fortson as President and Chief Executive Officer in addition to holding the position of Interim Chief Financial Officer and Treasurer. Upon Mr. Fortson’s appointment as President and CEO, Mr. Kelson resumed his position as Non-Executive Chairman of the Board. Effective July 13, 2020, Ms. Burgeson transitioned from Executive Vice President, General Counsel & Secretary to the role of Special Counsel until her retirement from the Company effective as of August 1, 2020. This CD&A includes compensation paid to and earned by Mr. Wilson, Mr. Kelson and Ms. Burgeson in 2020.
2020 Business Highlights
See page 4, “Proxy Summary – 2020 Business Highlights.”
Compensation Design; Pay Elements
Ingevity’s compensation program reflects the Company’s “pay-for-performance” philosophy. Compensation is directly linked to business plans and individual performance, with short- and long-term incentive programs based on achievement of key financial metrics and individual performance. We are focused on achieving long-term, sustainable stockholder value, while also recognizing significant annual contributions.
When taken as a whole, along with other elements of our executive compensation program, these pay elements are intended to provide a level of compensation sufficient to attract and retain an effective management team, while being generally targeted around the market median within the Company’s peer group:
Pay Element	Description and Purpose
Base Salary	•	Fixed cash compensation that recognizes level of responsibilities, contributions towards meeting the Company’s goals and objectives, individual performance and experience, internal pay equity
	•	Also reflects the economic and business environment in which the Company operates and other relevant considerations
Short-term Incentive Plan (“STIP”)	•	Performance-based cash compensation that rewards achievement of key annual financial performance targets
	•	Performance targets for 2020 STIP were based on STIP Adjusted EBITDA (using corporate results for our CEO and a blend of corporate results and business segment results for the segment presidents)
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Pay Element	Description and Purpose
Long-term Incentive Plan (“LTIP”)	•	Equity compensation that promotes achievement of long-term strategic objectives and aligns the executive’s interest with those of our stockholders
•
Fifty percent of the 2020 LTIP opportunity was allocated to Performance Stock Units (“PSUs”) with a three-year performance window, with the balance allocated evenly between Restricted Stock Units and non-qualified stock options

	•	Performance targets for 2020 PSUs were based on a combination of 2022 “ROIC” and “Cumulative EPS” (as defined on page 35)
Additional elements of NEO compensation are described on page 39 under “Retirement Plans, Welfare Benefits and Perquisites.” From time to time the LD&C Committee may authorize a special equity award under circumstances where the Committee deems such an award appropriate and in the best interests of the Company, for example to recognize extraordinary performance and/or to enhance retention.
2020 Pay Mix
The mix of compensation elements awarded this year to our CEO (Mr. Fortson) and Messrs. Smith and Woodcock, the currently employed NEOs (the “Other NEOs”), as illustrated below, reflects our compensation philosophy. Performance-based pay through STIP and LTIP equity awards represents the most significant portion of total compensation. The information below includes Mr. Fortson’s annual equity grant as interim CFO, his performance-based equity award granted upon his appointment as CEO on September 1, 2020, as well as a prorated short-term incentive payment based on eight months as interim CFO and four months as CEO.

Say-on-Pay
The LD&C Committee values the input received from our stockholders on the Company’s executive compensation practices. At the 2020 annual meeting, our stockholders cast an advisory vote on the compensation of our NEOs, with 97.8% of the shares voting to approve the compensation. Although the vote was non-binding, the LD&C Committee reviewed the results of the vote and considered the approval rate as an indication that the stockholders support the Company’s executive compensation philosophy and decisions. The company is again soliciting a non-binding advisory vote at the 2021 Annual Meeting. For more information, see “Proposal No. 3 – Advisory Vote To Approve Executive Compensation (Say-on-Pay)” at page 51.
Executive Compensation Philosophy
Ingevity’s compensation program reflects the Company’s “pay-for-performance” philosophy. Compensation is directly linked to business plans and individual performance, with short- and long-term incentive programs based on achievement of key financial metrics and individual performance. We are focused on achieving long-term, sustainable stockholder value.
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We designed our executive compensation program to attract, motivate and retain highly-talented executives. In setting compensation, the LD&C Committee considers both our peer group and national survey data (“Comparative Compensation Data”). We also consider other factors including the executive's role and level of responsibilities, the importance of the executive's contributions toward meeting the Company's goals and objectives, individual performance and experience, internal pay equity and the economic and business environment in which the Company operates.
The Company's compensation program is meant to:

Support our Business Strategy — Align our program with our business strategy, which is focused on long-term earnings growth and sustained growth in stockholder value, by providing our NEOs with long-term incentives tied to growth and value creation.

Pay for Performance — A large portion of our executive pay is dependent upon the achievement of corporate and business unit goals as well as individual performance. We pay higher compensation when goals are exceeded and lower compensation when goals are not met.

Pay Competitively — Target compensation is set to be around the market median of our peer group and comparative compensation data. However, compensation targets for individual executives may differ from the median based on roles and responsibilities, performance, strategic impact, experience, internal pay equity, special hiring situations, retention, succession planning needs and other relevant considerations.

Align NEO and Stockholders Interests — We provide significant portion of the overall compensation opportunity of our NEOs in the form of equity-based compensation, including performance-based restricted stock units (“PSUs”), and we set multi-year performance goals for the PSUs that align with the long-term interests of our stockholders.

Discourage Excessive Risk Taking — Our program is comprised of balanced short- and long-term, cash and equity elements that discourage excessive risk taking.
Executive Compensation Governance Practices
The LD&C Committee continues to implement and maintain practices in our compensation programs and related areas that reflect responsible corporate governance and compensation policies. These practices include the following:
What We Do		What We Don’t Do
✔	Use performance metrics to align pay with performance	✘	No repricing, backdating or discounting of stock options taking
✔	Balance short-term and long-term incentives through focused use of performance metrics	✘	No hedging, pledging or short sales of Ingevity stock by any director, executive officer or other employee
✔	Link a substantial portion of executive pay to company performance	✘	No excise tax gross-ups for Change-in-Control payments; no income tax gross-ups for executive financial counseling services
✔	Cap incentive compensation to 200% of target performance	✘	No excessive executive perquisites
✔	Maintain a “clawback” policy for misconduct leading to restatement of financial results
✔	Use “double trigger” change of control or severance and equity vesting provisions
✔	Engage an independent consultant to advise the Committee
✔	Balanced compensation program discourages excessive risk taking
Roles and Responsibilities: Leadership Development and Compensation Committee, Compensation Consultant, Executive Officers
The LD&C Committee is responsible for assisting the Board in fulfilling its responsibilities with respect to compensation of the Company’s CEO and other senior executives, including the NEOs. The LD&C Committee’s role includes oversight and risk management relating to the Company’s equity compensation and employee benefit plans. Additionally, the Committee has oversight of matters relating to the attraction, development and retention of the Company’s leadership.
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The LD&C Committee has retained Pearl Meyer as its independent compensation consultant. The LD&C Committee has the sole discretion and is directly responsible for the appointment, termination, compensation, and oversight of the work of Pearl Meyer. Although the LD&C Committee retains Pearl Meyer directly, in carrying out assignments Pearl Meyer also interacts with Ingevity management when appropriate. Specifically, Pearl Meyer interacts with the Company’s Chief Human Resources Officer and other members of management with respect to compensation and benefits data, best practices, peer group developments and executive compensation trends. In addition, Pearl Meyer may also seek input and feedback from members of management regarding its consulting work product prior to presentation to the LD&C Committee, for example to confirm its alignment with Ingevity’s business strategy, determine what additional data may need to be gathered or identify other issues. The Committee regularly meets with the Compensation Consultant in executive session—independent of management—and the Committee Chair also speaks on occasion with the Compensation Consultant on executive compensation matters, also independently of management. The Committee also meets in executive session after each regularly scheduled committee meeting.
Pearl Meyer does not provide any services to Ingevity other than its consulting services to the LD&C Committee related to executive and director compensation. The LD&C Committee determined that in fiscal 2020 the work performed for the LD&C Committee by Pearl Meyer did not raise any conflict of interest. In making its determination, the LD&C Committee considered the independence of Pearl Meyer in light of SEC and NYSE listing standards.
The Committee on behalf of the Board is responsible for reviewing and approving the goals and objectives of the Company’s CEO, evaluating the CEO’s performance in light of such goals and objectives, and setting the CEO’s compensation based on such evaluation. The LD&C Committee meets with the CEO to discuss his performance and compensation, but ultimately, decisions regarding the CEO’s compensation are made by the LD&C Committee, meeting in executive session, without the CEO or any other executive present. In setting the compensation for the CEO, the LD&C Committee also takes into account such other matters as the LD&C Committee deems appropriate, including overall leadership and external survey data compiled by Pearl Meyer from our peer group of companies and other Comparative Compensation Data and the advice of its compensation consultant.
The LD&C Committee on behalf of the Board is also responsible for reviewing and approving the compensation of senior executives reporting to the CEO, including the NEOs. In approving compensation for the NEOs, the LD&C Committee takes into account the CEO’s assessment of their performance, addressing such factors as achievement of individual goals and objectives, contribution to Ingevity’s performance and corporate goals and such other matters as the LD&C Committee deems appropriate, including Comparative Compensation Data and the advice of its compensation consultant. In making his recommendations to the LD&C Committee, the CEO is supported by the Company’s Chief Human Resource Officer.
Peer Group Analysis
Consistent with Ingevity’s goal to provide compensation that remains competitive, the LD&C Committee considers among other things, the executive compensation practices of companies in a peer group selected by the LD&C Committee based on recommendation of its compensation consultant. In selecting the peer group, the LD&C Committee considered such factors as: (i) revenue size and profit margins; (ii) industry and business characteristics comparable to Ingevity; (iii) location and geographic reach, including global operations and/or distribution; (iv) competition for talent; and (v) data availability. The LD&C Committee generally targets compensation to the market median within the peer group when determining a NEO’s compensation. However, market data provided by the peer group is only one of several reference points in determining the form and amount of compensation. Competitive market data is supplemented with broader Comparative Compensation Data. Compensation decisions also take into account other relevant factors including an executive’s role and responsibilities, performance, the importance of an executive’s contributions towards meeting the Company’s goals and objectives, experience and tenure, internal pay equity, special hiring situations, retention and other relevant factors that may be present.
The peer group is reviewed periodically for appropriateness and comparability. For 2020, Eagle Materials was removed following its spin-off of its heavy and light materials businesses, and Cabot Microelectronics Corporation, PQ Group Holdings and Tronox Holdings were added based on such factors as industry classification, annual revenues, international revenues, EBITDA margin, market capitalization and pending transactions.
30	INGEVITY - 2021 Proxy Statement

The following 18 companies comprise the peer group used in connection with evaluating our 2020 executive compensation program:
Balchem Corp.	Hexcel Corp.	Quaker Chemical Corp.
Cabot Corp.	Innophos Holdings Inc.	Sensient Technologies Corp.
Cabot Microelectronics Corporation	Innospec Inc.	Stepan Co.
Ferro Corp.	Kraton Corp.	W.R. Grace and Co.
GCP Applied Technologies, Inc.	Minerals Technologies Inc.	PQ Group Holdings
H.B. Fuller Co.	Omnova Solutions Inc.	Tronox Holdings
NEO Compensation
When taken as a whole, along with other elements of our executive compensation program, the pay elements described below are intended to provide a level of compensation sufficient to attract and retain an effective management team, while being generally targeted to market median within the Company’s peer group. Additional elements of NEO compensation are described on page 39 under “Retirement Plans, Welfare Benefits and Perquisites.”
Our compensation program is designed to discourage excessive risk taking by using several forms of LTI equity instruments, multiple metrics, short- and long-term programs and active LD&C Committee oversight. The Committee’s independent Compensation Consultant also advises the Committee as to the appropriateness of the compensation program relative to discouraging excessive risk.
Base Salary
Base salaries are intended to provide a level of compensation sufficient to attract and retain an effective management team when considered in combination with the long-term and short-term incentive awards and other elements of our executive compensation program. The relative levels of base salary for executive officers are designed to reflect each executive officer’s scope of responsibility, experience and performance, competitive pay levels, market trends in salary adjustments, accountability within Ingevity, economic factors and other relevant factors.
Base salaries are reviewed annually to determine if they are equitably aligned within Ingevity and are at sufficiently competitive levels to attract and retain top talent. In addition, consideration is given to Comparative Compensation Data and such other considerations as the LD&C Committee considers appropriate. The LD&C Committee also reviews base salary compensation with the LD&C Committee’s compensation consultant.
Prior to implementation of base salary adjustments in February 2020, our then-current CEO’s base salary was at the median of the companies in our peer group, and our other then-current NEOs’ base salaries ranged from 89 percent to 108 percent of the market median based on our peer group and Comparative Compensation Data. In February 2020, base pay increases for our then-current NEOs (other than Mr. Wilson) were made to recognize individual performance, experience, roles and responsibilities, and where applicable, to bring compensation more in line with that reflected in Comparative Compensation Data. Mr. Fortson’s data reflects his February 2020 base salary increase as CFO and the further base salary increase that was negotiated upon his appointment as CEO effective September 1, 2020.
NEO	Percentage Increase	2020 Annual Base Salary ($)
John C. Fortson (1)	58.6%	825,000
Michael P. Smith	9.6%	455,000
S. Edward Woodcock	16.4%	425,000
Katherine P. Burgeson	3.7%	415,000
(1)	Mr. Fortson received an 2.9% increase In February 2020 while serving as CFO and on September 1, 2020 he received an increase of 54.2% reflecting his appointment as President and CEO.
Mr. Kelson received $225,000 monthly compensation for serving as Interim President and Chief Executive Officer, plus $90,000 for his annual Board retainer and $100,000 for his Chairman retainer.
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Short-Term Incentive Plan and 2020 Awards
Ingevity’s short-term incentive plan (“STIP”) consists of an annual cash incentive that is designed to motivate and reward participants, generally including NEOs, for achieving Ingevity’s annual financial performance targets and personal performance goals. The incentive award range that a NEO may earn is determined at the beginning of the year as a percentage of the NEO’s base salary. The terms of the plan permit the Committee to make certain discretionary adjustments to exclude the effect of certain non-recurring items of gain or loss, or other adjustments reflecting substantial, out of the ordinary matters. Messrs. Wilson and Kelson did not participate in the 2020 STIP program.
The STIP will be funded for any given year only if the Company meets pre-established financial performance targets, as determined by the LD&C Committee. If earned, funding runs between 25 percent (threshold) to 200 percent (maximum) of the STIP target incentive. For 2020, the “threshold” level of the applicable financial performance objectives was set at 87% of the “target” level financial performance objectives. Linear interpolation is used to determine awards for performance between the identified points. For each NEO, STIP payout is based in part on business performance and in part on his or her personal performance through an “individual performance modifier” (but subject to an overall 200 percent cap, regardless of individual performance). No payout is earned, regardless of personal performance, if Ingevity’s results are below threshold.
The LD&C Committee set 2020 annual earnings before interest, taxes, depreciation and amortization (“EBITDA’’), subject to certain specified adjustments, as the basis for 2020 STIP determinations, believing this to be an appropriate and effective measure of short-term performance. STIP EBITDA is measured company-wide (“Company STIP-Adjusted EBITDA”), and also for each of the Company’s two business segments (“BU STIP-Adjusted EBITDA”)(1). Funding for corporate employees is based 100 percent on Company STIP-Adjusted EBITDA, and funding for business segment employees are based on a blend of Company STIP-Adjusted EBITDA and their respective BU STIP-Adjusted EBITDA.
Mr. Fortson's and Ms. Burgeson’ s STIP funding was based 100 percent on Company STIP-Adjusted EBITDA. Mr. Smith’s STIP funding was based 70 percent on Company STIP-Adjusted EBITDA and 30 percent on Performance Chemicals STIP-Adjusted EBITDA. Mr. Woodcock’s STIP funding was based 70 percent on Company STIP-Adjusted EBITDA and 30 percent on Performance Materials STIP-Adjusted EBITDA.
The 2020 Target Company STIP-Adjusted EBITDA was set at $410 million. At the time the LD&C Committee set the target performance level, the goal was believed to be challenging, but achievable. The maximum level of performance was based on 106 percent of target and was believed to be achievable, but only with exceptional performance. The LD&C Committee set the threshold at 25% funding rather than 50% funding due to volatility in oilfield technologies and certain industrial specialties markets.
The following table shows the 2020 STIP metrics:
Metric(1)	Performance	2020 Goal	Funding	Actual Performance ($ in millions)
Company STIP- Adjusted EBITDA	Threshold	358	25%	$397.9 Million
	Below Target	375	50%
	Target	410	100%
	Above Target	425	150%
	Maximum	435	200%
Performance Chemicals’ BU STIP-Adjusted EBITDA	Threshold	140	50%	$148.7 Million
	Below Target	150	50%
	Target	170	100%
	Above Target	175	150%
	Maximum	180	200%
Performance Materials’ BU STIP-Adjusted EBITDA	Threshold	218	50%	$249.2 Million
	Below Target	225	50%
	Target	240	100%
	Above Target	250	150%
	Maximum	255	200%
(1)
BU STIP-Adjusted EBITDA for the Performance Chemicals segment is “Performance Chemicals STIP-Adjusted EBITDA”, and for the Performance Materials segment is “Performance Materials STIP-Adjusted EBITDA”. See Appendix A for more details on Company STIP-Adjusted EBITDA, Adjusted EBITDA, Performance Chemicals BU STIP-Adjusted EBITDA and Performance Materials BU STIP-Adjusted EBITDA, and for a reconciliation of these non-GAAP financial measures to the nearest GAAP measure.

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For 2020, the LD&C Committee established the following threshold, target, and maximum STIP incentive opportunities for the NEOs:
NEO	Threshold (as a percentage of base salary)	Target (as a percentage of base salary)	Maximum (as a percentage of base salary)
Mr. Fortson (1)	50%	100%	200%
Mr. Smith	33%	65%	130%
Mr. Woodcock	30%	60%	120%
Ms. Burgeson	30%	60%	120%
(1)
In connection with his appointment as CEO effective September 1, 2020, the LD&C Committee increased Mr. Fortson’s annual incentive target payout to 100 percent of base salary at target (from the 75% payout in effect for 2020 as CFO). This adjustment was made to more closely align this STIP compensation with the market median for the CEO position.

Individual Performance Multiplier. An individual NEO’s annual incentive award is further influenced by the NEO’s achievement of his or her individual goals and overall performance for the year (the “individual performance modifier”). Performance goals are typically established in the beginning of the year and generally include both leadership objectives and strategic business objectives. Individual NEO performance is evaluated by comparing actual performance to the pre-established individual goals, as well as considering individual accomplishments and other relevant performance criteria. The LD&C Committee annually assesses the performance of the CEO and the other NEOs, and an individual performance modifier is determined for each.
For NEOs other than Messrs. Wilson and Kelson and Ms. Burgeson, in determining the individual performance element of each NEO’s short-term incentive payment for 2020, and therefore their final STIP payouts, the LD&C Committee considered each NEO’s individual performance as compared to his or her individual goals and their respective overall contribution to the Company’s performance for the year. See “2020 Business Highlights”, page 4, for a summary of Company performance in 2020.
For Mr. Fortson, the LD&C Committee considered his contributions with respect to his leadership during the COVID-19 pandemic and focus on strengthening the Company’s balance sheet, increasing liquidity by reducing SG&A costs, emphasis on EBITDA, cash flow, and the completion of a bond offering and credit facility amendment that extended the company’s debt maturity profile, as well as the continued strengthening of the Company’s cyber security program.
The LD&C Committee considered for Messrs. Woodcock and Smith their effective leadership in dealing with the effects of the COVID-19 pandemic within the Performance Materials and Performance Chemicals segments. For Mr. Woodcock, the Committee also considered reductions in SG&A costs, record Performance Materials segment EBITDA and record revenue in the second half of the fiscal year for the Performance Materials segment and significant year over year growth in China. In recognition of Mr. Woodcock’s individual performance, the LD&C Committee increase his incentive from 108.7% to 125.0%. For Mr. Smith, the Committee noted that the Performance Chemicals segment’s results were significantly impacted by the COVID-19 pandemic’s effects on global industrial demand reductions across the majority of end use markets. To offset these headwinds, the segment realized material reductions in SG&A and production costs.
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Mr. Wilson and Ms. Burgeson did not receive a STIP payment for 2020. Mr. Kelson was not eligible for a STIP based on his agreement with the Board while serving as interim President and CEO. For 2020, the Committee increased Mr. Fortson’s STIP award to 75% from 70% to reflect the strong performance of the Company and his leadership. On September 1, 2020 Mr. Fortson was appointed President and CEO resulting in an increased STIP target opportunity to 100% from 75%. The resulting STIP payments for our NEOs based on the 2020 STIP financial results, after giving effect to each NEO’s individual performance multiplier, were as follows:
NEO	Target STIP Percentage	Eligible Salary ($)	2020 STIP Target ($)	2020 STIP Payout Percentage(1)	2020 STIP Payout ($)
Mr. Fortson(2)	85.9%	630,417	541,562	84.1%	455,453
Mr. Smith	65%	455,000	295,750	72.9%	214,020
Mr. Woodcock(3)	60%	425,000	255,000	125%	315,010
Ms. Burgeson(4)	60%	415,000	249,000	0	0
(1)	See Appendix A for the calculation of the 2020 BU STIP Payout Percentage for Messrs. Smith and Woodcock.
(2)	Mr. Fortson’s STIP payout percentage reflects a proration based on his time as CFO and as CEO. See Appendix A for calculation of his prorated 2020 STIP payout amount.
(3)	Mr. Woodcock’s STIP payout percentage reflects an individual performance increase awarded by the LD&C Committee from the calculated BU STIP Payout percentage of 108.7% to 125.0%.
(4)
Ms. Burgeson took early retirement and was not eligible for a STIP under the terms of the early retirement program. For more information regarding the payments and benefits received by Ms. Burgeson in connection with her early retirement, please see the discussion in the Compensation Discussion and Analysis under the heading “Ms. Burgeson.”

Long-Term Incentive Plan and Awards
Ingevity’s long-term incentive plan (“LTIP”) is designed to recognize the performance of our executives who drive the development and execution of our long-term business strategies and goals. These awards are designed to further align executives’ interests with those of Ingevity’s stockholders, reward executives for stockholder value creation, maintain the competitiveness of our total compensation packages, foster executive stock ownership and promote retention. LTIP awards are granted under the 2016 Omnibus Incentive Plan, which provides for “double trigger” vesting in connection with a change in control, as described under the heading “Severance and Double Trigger Change of Control Arrangements” on page 38.
The awards granted annually under the Company’s LTIP are delivered in three components: Performance-Based Restricted Stock Units (“PSUs”) represent 50 percent of each NEO’s annual LTIP opportunity, and non-qualified stock options and service based Restricted Stock Units (“RSUs”) each represent 25 percent of such opportunity. The Committee considers this an appropriate allocation, as performance-orientation is reflected in the PSU and option opportunities, while grants of RSUs enhance our ability to retain our management team over a longer-term horizon. The values of individual NEO awards as a percentage of base compensation are set early in each year by the LD&C Committee, in accordance with the Company’s executive compensation philosophy. The number of shares subject to each LTIP component is based on the closing price of the Company’s shares on the date of grant.
Mr. Kelson did not participate in the Company’s LTIP program for NEOs. Instead, under Mr. Kelson’s agreement as interim President and CEO, he was eligible for his annual RSU grant as a Director of the company. This grant was in the amount of $113,246 and was awarded in April 2020 as DSUs based on his election.
Mr. Wilson did not receive an LTIP award under the Company’s 2020 LTIP program.
Service-Based Restricted Stock Units
RSUs generally vest ratably in one-year increments over three years from the date of grant, provided the recipient meets the terms including continued service. 2020 RSU award grants are reflected in the tables “Grants of Plan Based Awards in 2020,” and “Summary Compensation Table”. The 2020 award under our regular LTIP program for each NEO (other than Messrs. Kelson and Wilson) as a percentage of base salary is as follows:
2020 RSU Grants (as a percentage of base salary)
Mr. Fortson	43.8%
Mr. Smith	32.5%
Mr. Woodcock	31.3%
Ms. Burgeson	28.8%
Mr. Fortson’s percentages are based on his annual compensation of $535,000 as of date the award was granted.
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Non-Qualified Options
Options vest ratably in one-year increments over three years from the date of grant, provided the recipient meets the terms of the award including continued service. Options have an exercise price equal to the fair market value per share on the date of grant and have a ten-year term. Grants prior to 2020 vested in full on the third anniversary date of the grant. In 2019 the LD&C Committee approved the change from 3-year cliff vesting to 3-year ratable vesting to bring options vesting in line with peer group practices and Comparative Compensation Data.
The options granted as a part of the 2020 LTIP program to each NEO (other than Messrs. Kelson and Wilson) as a percentage of base salary is as follows:
2020 NQO Grants (as a percentage of base salary)
Mr. Fortson	43.8%
Mr. Smith	32.5%
Mr. Woodcock	31.3%
Ms. Burgeson	28.8%
Mr. Fortson’s percentages are based on his annual compensation of $535,000 as of the date the award was granted.
Performance-Based Restricted Stock Units
PSUs vest on the third anniversary of the date of grant, provided the recipient meets the terms including continued service. Payout is dependent on the achievement of pre-determined performance targets set by the LD&C Committee for the related three-year performance period.
The LD&C Committee determined that for PSU awards granted in 2020 (“2020 PSU Awards”), 2022 adjusted return on invested capital (ROIC)1 and adjusted three-year cumulative earnings per share (Cumulative EPS)1 continued to be an appropriate and effective measure of Ingevity’s overall performance, and established threshold, target and maximum performance targets for the related three-year performance period from January 1, 2020 through December 31, 2022.
There is no payout for performance under threshold. Payout at threshold is at 25 percent of units granted, at target is 100 percent and at maximum is 200 percent. The LD&C Committee set the threshold at 25 percent funding rather than 50 percent, due to volatility in oilfield technologies and certain industrial specialties markets. Linear interpolation is used to determine award payouts between these pre-determined points. At the time that the performance levels were set, target level of performance was believed to be challenging, but achievable; maximum level was believed to be achievable, but only with exceptional performance.
The 2020 PSU Awards vest on performance certification by the LD&C Committee. The number of vested shares are determined based on the Company’s financial performance relative to the pre-established ROIC and Cumulative EPS targets for the 2020-2022 performance period, with adjusted payouts for threshold, target and maximum performance (capped at 200 percent payout), as determined by the LD&C Committee at the end of the performance period.
In 2020, the NEOs (other than Messrs. Kelson and Wilson) were granted the following 2020-2022 PSU opportunity:
	2020-2022 PSU Targets (as percent of base salary)
	Threshold	Target	Maximum
Mr. Fortson	35.4%	141.6%	283.2%
Mr. Smith	16.3%	65.0%	130%
Mr. Woodcock	15.6%	62.5%	125%
Ms. Burgeson	14.4%	57.5%	115%
Mr. Fortson received a $700,000 PSU award upon being appointed President and CEO on September 1, 2020, in addition to his February 2020 grant of $468,146. The percentages are based on $825,000, his compensation at the time of his appointment as CEO. The targets and vesting terms for the $700,000 RSU grant are consistent with those described above for the 2020 PSU Awards granted in February 2020.
[1]	See Appendix A for more detail on the calculation of ROIC and Cumulative EPS.
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PSU Target Metric Adjustments
The LD&C Committee may adjust PSU metrics from time to time to exclude the effect of certain non-recurring items of gain or loss or other significant, out of the ordinary matters, where they had not been factored into established performance targets, such as mergers, acquisitions and dispositions; entry into joint ventures; significant restructurings; or changes in accounting rules or tax codes. These adjustments are made to ensure that executives are neither unduly rewarded nor penalized for successfully implementing Board-approved strategic initiatives, or as a result of external events such as changes in effective tax rates.
In late 2018 and early 2019, the LD&C Committee considered the impact of several significant, unplanned 2018 events impacting Company results, including Average ROIC and Cumulative EPS:
•	the reduction in the Company’s effective tax rate (U.S. Tax Reform of 2017);
•	the 2018 acquisition of Georgia-Pacific’s pine chemicals business;
•	the 2018 acquisition of the remaining 30% interest in the Company’s Purification Cellutions, LLC joint venture; and
•	the 2019 acquisition of the Capa business.
Consistent with the approach described above, the LD&C Committee approved adjustments, both positive and negative, to the ROIC and Cumulative EPS targets for the PSUs granted for 2018. This approval reflected the LD&C Committee’s judgment that adjustment of performance targets of unvested LTIP grants was appropriate in light of these significant, non-recurring items, such that executives would not be unduly rewarded nor penalized.
Consistent with the approach described above and the actions taken with respect to 2018 events, the LD&C Committee approved further adjustments, both positive and negative, to the ROIC and Cumulative EPS targets for the PSUs granted for 2018 based on unplanned events occurring in 2018 and 2019. This approval similarly reflected the LD&C Committee’s judgment that adjustment of performance targets of unvested LTIP grants was appropriate in light of these significant, non-recurring items, such that executives would not be unduly rewarded nor penalized.
Payments of 2018 PSUs Awards
The PSU awards made in 2018 (“2018 PSU Awards”) had ROIC and Cumulative EPS as the performance targets for the related 2018-2020 performance period. The performance targets for these grants were established in the beginning of 2018, reflecting the long-term goals in place at that time. As indicated above under “Metric Adjustments” the Committee made adjustments to these targets to reflect the impact, both positive and negative, from the changes described.
The table below shows the adjustments to the financial metrics for the 2018 PSU Awards:
Metric	Performance	Goal before Adjustment	Adjusted Goal
Cumulative EPS (weighted 50%)	Threshold	$10.37	$11.39
	Target	12.20	$13.40
	Maximum	$13.42	$14.74
2020 ROIC (weighted 50%)	Threshold	22.46%	12.93%
	Target	24.96%	15.43%
	Maximum	27.46%	17.93%
The LD&C Committee approved payment to the NEOs of the 2018 PSU Awards, based upon the achievement of ROIC goal between threshold and target levels and Cumulative EPS three-year performance goal between target and maximum levels. As a result, these PSUs were paid at 123% percent of the amount of the target number of PSUs. In determining performance results, the Committee previously determined that it would be appropriate to make adjustments for certain unanticipated, extraordinary costs that were incurred in 2018, the year in which the Company initiated litigation to protect certain intellectual property against infringing activity. Therefore, the Committee approved adjustments to actual performance to include those 2018 litigation costs, which resulted in a $0.55 positive adjustment to Cumulative EPS results and a 0.36 percent positive adjustment ROIC costs.
36	INGEVITY - 2021 Proxy Statement

The LD&C Committee certified and approved the payout based on Cumulative EPS of $14.54 and 2020 ROIC of 13.50 percent as described in the table below:
Metric	Threshold (50%)	Target (100%)	Maximum (200%)	Actual Performance	Funding
Cumulative EPS(1) (weighted 50%) - as adjusted	$11.39	$13.40	$14.74	14.54	185%
2020 ROIC(1) (weighted 50%) - as adjusted	12.93%	15.43%	17.93%	13.50%	61%
(1)	See Appendix A for more details on the calculation of actual performance on the Cumulative EPS and Average ROIC.
Payment calculation for 2018 PSU Awards settled in February 2021, is described in the table below:
Name	Target Units	Percentage Payable	Units Payable
John C. Fortson	5,899	123%	7,256
Michael P. Smith	2,937	123%	3,613
S. Edward Woodcock	2,203	123%	2,710
Katherine P. Burgeson	2,097	123%	2,579
Mr. Wilson’s 2018 PSU Awards were forfeited upon the termination of his employment, and Mr. Kelson did not participate in the Company’s 2018 LTIP program for NEOs.
Additional Elements of NEO Compensation
Other than Mr. Kelson, our NEOs generally participate in the same retirement and welfare benefit plans as other Ingevity employees. Such plans are intended to be competitive with market practice and are described on page 39 under “Retirement Plans, Welfare Benefits and Perquisites”. Where IRS rules limit the ability of executives to participate at the same level as other employees, they may participate in a non-qualified deferred compensation plan, which is described more fully on page 47. We do not offer a defined benefit pension plan. However, the Company maintains a Retirement Restoration Plan that mirrors benefits provided under a qualified defined benefit plan sponsored and maintained by our former parent company, WestRock (the “WestRock Pension Plan”).
The Retirement Restoration Plan is a non-qualified plan that was adopted by the Company to honor historical WestRock obligations under an Employee Matters Agreement between WestRock and the Company as part of the Separation. The plan was frozen at the time of the Separation, and none of our NEOs currently accrue a benefit under this plan.
Our perquisites program is limited and designed to promote the security and wellbeing of our executives, thereby allowing them to focus on Company business. Executive perquisites are financial counseling and executive physicals. The value of the financial counseling is credited to the NEO as imputed income. There is no tax gross-up.
Other Compensation Policies and Practices
NEO Stock Ownership Policy
Our stock ownership guidelines align the long-term interests of our NEOs with those of our stockholders and discourage excessive risk taking. Our guidelines require stock ownership levels as a value of Ingevity shares equal to a multiple of base salary or retainer for non-employee directors. The Ownership Guidelines require all NEOs to retain 50 percent of net shares received under LTIP awards until the following stock ownership levels are met:
Position	Required Salary Multiple
CEO	5x
Other NEOs	3x
In determining compliance with these guidelines, stock ownership includes shares and unvested RSUs. Unvested PSUs and vested but unexercised stock options are not included. Executives generally have five years from the date of their designation to achieve the targeted level of ownership. As of December 31, 2020, Mr. Smith has met his ownership guidelines, and the other NEOs employed on that date are on track to achieve their target ownership levels in a timely manner.
INGEVITY - 2021 Proxy Statement	37

Anti-Hedging
Ingevity’s insider trading policy prohibits members of our Board, officers and other employees from trading in options, warrants, puts and calls or similar instruments of Company securities or selling Company securities “short.” The policy also prohibits holding Company securities in margin accounts.
Recoupment Policy
We maintain a compensation recoupment (or “claw-back”) policy covering our NEOs. In the event of a material restatement of the Company’s financial statements filed with the SEC, the Company’s Board will review the facts and circumstances that led to the requirement for the restatement. In that review, the Board will consider whether any covered current or former executive received Incentive Compensation (as defined in the policy) that was awarded or paid based in whole or in part on the apparent achievement of financial results that were determined by reference to the originally filed financial information, but which financial results were not achieved under the Company’s restated results. The Board will further consider whether any such current or former executive engaged in Misconduct (as defined in the policy) that resulted in or substantially contributed to the material restatement.
If the Board determines that any covered executive engaged in Misconduct and received Incentive Compensation within the three-year period preceding the restatement that would not have been payable if the original financial information had reflected the restated results of operations, the Board has the power to direct that the Company recover all or a portion of the excess Incentive Compensation.
The Board may consider such factors as it shall determine relevant in determining the appropriate recoupment from a covered current or former executive and the means of recovery. The Board may seek recoupment from any of the following sources: future payments of incentive compensation, cancellation of outstanding equity awards, future equity awards and direct repayment.
Equity Grant Practices
The LD&C Committee has adopted equity grant practices that set forth guidelines for the granting of equity based compensation, including, among others, approval of annual awards by the LD&C Committee at regularly scheduled first quarter committee meeting, no back-dating of awards, and providing limited discretion to the CEO to grant awards to employees who are not executive officers for the purpose of attracting, retaining and motivating such employees.
Severance and Double Trigger Change of Control Arrangements
The LD&C Committee approved severance and double trigger change of control agreements covering each of the NEOs (other than Mr. Kelson), which became effective on March 1, 2017.
A NEO whose employment is terminated by the Company in the absence of a change of control is entitled to receive severance benefits, provided the termination was without Cause (as defined). A NEO whose employment is terminated within two years after a change of control is entitled to receive severance benefits provided the termination was without Cause or is a resignation by the NEO for Good Reason (as defined). The purpose of the agreements is to ensure that Ingevity (a) offers benefits that provide an overall compensation package that is competitive with that offered by other companies with whom Ingevity competes for talent; (b) retains and relies upon the undivided focus of its senior executives during and following a change of control; and (c) diminishes the inevitable distraction of our NEOs by virtue of personal uncertainties and risks created by the potential job loss following a change in control. The cash severance entitlement is equal to a multiple of the NEO’s actual base salary and target annual incentive, which varies by executive level, and in the case of change of control severance, the multiple is enhanced. The agreements also include one-year post-termination restrictive covenants relating to non-solicitation of customers and employees and non-competition provisions. All severance payable is further subject to the NEO signing an appropriate release of claims. None of the agreements include any tax gross ups arising from any excise tax imposed by the Internal Revenue Code on excess parachute payments.
The treatment of Ingevity’s equity awards in the event of a change of control is governed by the award agreements and our 2016 Omnibus Incentive Plan, which was amended in 2019 to clarify that vesting of our NEOs’ awards occurs on a double-trigger basis (that is, upon both a change of control and a qualifying termination of employment without cause or for good reason). In particular, under the 2016 Omnibus Incentive Plan, outstanding Ingevity equity awards that are replaced by the acquirer in a change of control by a qualifying replacement award will not become vested as a result of the change of control and instead will remain subject to the vesting conditions of the replacement award, with accelerated vesting in full (without pro-ration) only in the event of involuntary termination or termination by the employee for good reason. In the
38	INGEVITY - 2021 Proxy Statement

event of a change of control of Ingevity in which the acquirer does not issue replacement awards, outstanding performance based awards would vest on a pro-rata basis up to the date of the change of control, based on performance through that date (or the target level of performance, if higher) and time-based awards would vest in full (without pro-ration) as of the date of the change of control.
Retirement Plans, Welfare Benefits and Perquisites
NEOs (other than Mr. Kelson) participate in each of the benefit plans or arrangements that generally are made available to all U.S. based salaried employees including:
•	medical and dental benefits;
•	life, accidental death and disability insurance; and
•
401(k) retirement plan with a 6 percent Company match, 3 percent non-contributory Company contribution and a 5-year Company transition contribution of either 10 percent for employees grandfathered in the WestRock final average pay pension plan or 4 percent for employees grandfathered in the WestRock cash balance pension plan. These transition contributions terminate December 31, 2020.

Additional benefits made available to NEOs are:
•	financial counseling; and
•	executive physicals.
The value of the financial counseling is credited to the NEO as imputed income. There is no tax gross-up.
The Company also makes available a non-qualified deferred compensation plan to a select group of highly compensated employees, including the NEOs, which allows participants to defer up to 80 percent of their base compensation and 100 percent of their annual incentive. The plan also contains a restoration component that restores lost defined contribution benefits due to IRS limits.
Mr. Wilson
Effective February 20, 2020, Mr. Wilson resigned from his position as President and Chief Executive Officer of the Company and as a member of our Board. Upon his resignation, Mr. Wilson entered into a Separation and Release Agreement (the “Separation Agreement”) that terminated that certain Severance and Change of Control Agreement between Mr. Wilson and the Company, dated March 1, 2017 (except for the non-competition, non-solicitation, confidentiality and certain other restrictive covenants specified in that Separation Agreement), and Mr. Wilson did not receive any severance pay from the Company. In connection with his resignation, Mr. Wilson was entitled only to retain stock options that had previously become vested, his PSUs earned for the 2017-2019 performance period, and his vested account balance under the Ingevity Corporation Deferred Compensation Plan. Mr. Wilson received no cash payments, outside from payments on account of any accrued unused vacation, as a result of his resignation.
Ms. Burgeson
On June 16, 2020, Ms. Burgeson participated in the Company’s previously announced early retirement program available to certain U.S. employees who met minimum age and length of service requirements. Effective July 13, 2020, Ms. Burgeson transitioned from Executive Vice President, General Counsel & Secretary to the role of Special Counsel until her retirement from the Company effective as of August 1, 2020. Pursuant to the terms of the early retirement program, Ms. Burgeson received (i) a lump sum severance payment of $415,000 equal to 1 times her annual base salary; (ii) accelerated vesting of all of her unvested stock options and a pro rata portion of her outstanding RSUs and PSUs (contingent upon achievement of applicable performance goals, in the case of PSUs); (iii) a lump sum cash payment of $598,592 for her unvested RSUs and PSUs based on the closing price of the Company’s common stock on the date of her retirement; (iv) a lump sum payment of $11,971 for any accrued and unused vacation time as of her retirement date; (v) a three-month COBRA subsidy of $3,300; and (vi) access to certain financial planning services for the remainder of 2020. Ms. Burgeson’s benefits under the early retirement program were contingent upon her execution of a general release of claims in favor the Company and its affiliates. For more information regarding the amounts of payments and benefits received by Ms. Burgeson in connection with her early retirement, please see the disclosure on page 43 of this Proxy Statement.
INGEVITY - 2021 Proxy Statement	39

Risk Analysis
The LD&C Committee reviewed Ingevity’s executive and non-executive compensation programs to assess whether they encourage or create excessive risk-taking not in the best interest of the Company or its stockholders.
In conducting this assessment, the LD&C Committee reviewed various components and design features of all of the Company’s executive and non-executive plans and programs and analyzed them in the context of risk mitigation. A summary of the findings of the assessment was provided to the LD&C Committee, which concluded that Ingevity’s compensation arrangements are not constructed or administered in a way that is likely to create risks that could materially and adversely affect the Company.
Among the factors considered in the assessment and reviewed by the LD&C Committee were: (i) the balance of the Company’s overall program design, including the mix of cash and equity compensation; (ii) the mix of fixed and variable compensation; (iii) the balance of short-term and long-term objectives of our incentive compensation; (iv) the performance metrics, performance targets, threshold performance requirements and capped payouts related to our incentive compensation; (v) the Company’s share ownership guidelines, including share ownership levels, retention practices and prohibitions on hedging, pledging and other derivative transactions related to Ingevity stock; (vi) the LD&C Committee’s ability to exercise negative discretion to reduce the amount of the annual and long-term incentive awards; (vii) the existence of a recoupment policy; and (viii) internal controls and oversight structures in place at the Company.
Based on its review, the LD&C Committee’s deliberations and such other matters as the LD&C Committee deemed relevant, the LD&C Committee believes Ingevity’s well-balanced mix of salary and short-term and long-term incentives, as well as the performance metrics that are included in the incentive programs, are appropriate and consistent with the Company’s risk management practices and overall strategies.
Tax and Accounting Considerations
The LD&C Committee considers tax and accounting considerations in structuring our executive compensation program.
Section 162(m) of the Internal Revenue Code (“Section 162(m)”) was amended by the Tax Cuts and Jobs Act of 2017 to significantly expand the disallowance of tax deductions to public companies for compensation over $1 million paid for any fiscal year to the Company’s covered employees (generally, the chief executive officer, chief financial officer and three most highly compensated executive officers (other than the chief executive officer or chief financial officer)). As a result of the amendments to Section 162(m), except as otherwise provided in the transition relief provisions of the Tax Cuts and Jobs Act of 2017, compensation paid to any of our covered employees generally will not be deductible to the extent that it exceeds $1 million. However, the LD&C Committee believes that stockholder interests are best served if the LD&C Committee’s discretion and flexibility in awarding compensation is not restricted, even though some compensation awards may result in non-deductible compensation expenses. Thus, the LD&C Committee reserves the ability to approve compensation that is not deductible for income tax purposes, where the LD&C Committee determines that such compensation is appropriate.
40	INGEVITY - 2021 Proxy Statement

LEADERSHIP DEVELOPMENT AND COMPENSATION COMMITTEE REPORT
The LD&C Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based on this review and discussion, the LD&C Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into our Annual Report on Form 10-K for fiscal 2020.
THE LEADERSHIP DEVELOPMENT AND COMPENSATION COMMITTEE
Frederick J. Lynch, Chair
Jean S. Blackwell
Diane H. Gulyas
Daniel F. Sansone
INGEVITY - 2021 Proxy Statement	41

COMPENSATION TABLES AND OTHER MATTERS
SUMMARY COMPENSATION TABLE
The table below includes the total compensation of our Chief Executive Officer, our Chief Financial Officer and the three other most highly compensated executive officers of our Company during 2020, whom we refer to in this proxy statement as NEOs, for the fiscal year ended December 31, 2020.
Name and Principal Position	Year	Salary(1) ($)	Bonus ($)	Stock Awards(2) ($)	Option Awards(3) ($)	Non-Equity Incentive Comp.(4) ($)	Change in Pension Value and Nonqualified Deferred Comp. Earnings(5) ($)	All Other Comp.(6) ($)	Total
John C. Fortson President & Chief Executive Officer, and Interim Chief Financial Officer & Treasurer	2020	630,416		1,402,222	234,067	455,454	—	109,343	2,831,502
	2019	518,750		1,432,646	227,510	361,816	—	129,830	2,670,102
	2018	503,750		662,879	220,942	707,000	—	124,317	2,218,888
Michael P. Smith President, Performance Chemicals: EVP, Strategy	2020	451,667		443,690	147,877	214,020	—	70,622	1,327,876
	2019	413,750		389,213	129,703	187,746	—	88,484	1,208,896
	2018	397,917		580,103	110,025	499,200	—	75,056	1,662,301
S. Edward Woodcock President, Performance Materials	2020	420,000		398,469	132,816	315,000	80,973	87,040	1,434,298
	2019	362,022		301,300	100,400	317,988	88,737	137,875	1,308,322
	2018	327,500		247,578	82,525	363,000	—	76,215	1,096,818
Richard B. Kelson Former Interim President & Chief Executive Officer	2020	1,623,077		113,246	—	—	—	—	1,736,323
	2019	—		—	—	—	—	—	—
	2018	—		—	—	—	—	—	—
Katherine P. Burgeson Former General Counsel & Secretary	2020	241,250		358,023	119,326	—	163,686	1,083,903	1,966,188
	2019	403,750		334,253	111,398	241,542	213,643	97,280	1,401,866
	2018	387,500		292,598	97,525	468,000	—	84,547	1,330,170
D. Michael Wilson Former President & Chief Executive Officer	2020	131,750		—	—	—	—	14,868	146,618
	2019	927,500		2,092,626	697,534	—	—	266,286	3,983,946
	2018	895,833		1,856,270	618,771	1,800,000	—	251,903	5,422,777
(1)
The amounts reported in this column for NEOs other than Mr. Kelson represent salaries before contributions to the Company’s qualified and non-qualified retirement and savings plans. For Mr. Kelson, the amount reported in this column includes his $225,000 monthly compensation for serving as Interim President and Chief Executive Officer from February 20, 2020 through August 31, 2020, plus $90,000 for his annual Board retainer and $100,000 for his Chairman retainer.

(2)
These 2020 values represent the aggregate grant date fair value of the service-based and performance-based 2020 RSU awards as computed in accordance with FASB ASC Topic 718. The assumptions used in determining the grant date fair value of the stock awards are set forth in Note 12 to our consolidated financial statements, included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2020. For grants of RSUs, the fair value per share is equal to the closing price of Ingevity’s Common Stock on the NYSE on the date of grant. Mr. Fortson's value includes a special PSU grant upon his appointment as CEO on September 1, 2020 approved by the LD&C Committee with a fair market value of $700,000. See “Compensation Discussion & Analysis Other Compensation Practices and Policies” on page 37. With respect to the 2020 grants of PSUs, the value is reported assuming the target level of performance is achieved. The grant date value of the 2020 PSU awards if the maximum level of performance was achieved would be: Mr. Fortson $2,336,292; Mr. Smith $591,500; Mr. Woodcock $531,250; and Ms. Burgeson $445,670. Messrs. Kelson and Wilson did not receive any awards under the Company’s 2020 LTIP program for executives. The amount reported in this column for Mr. Kelson reflects the grant date fair value of the Deferred Stock Units (DSUs) granted to him in 2020 in lieu of his annual grant of director RSUs plus 211 RSUs that were forfeited when Mr. Kelson ceased being an independent Board member, in accordance with his election under the Non-Employee Director Deferred Compensation Plan.

(3)
These 2020 values represent the aggregate grant date fair market value of stock option awards granted in 2020 computed in accordance with FASB ASC Topic 718. Assumptions used in the calculation of these amounts are included in Note 11 to the Company’s audited consolidated financial statements for the year ended December 31, 2020 included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 18, 2021.

(4)
The 2020 amounts shown in this column represent cash payments made to NEOs under the Short-Term Incentive Plan. See “Compensation Discussion and Analysis — Short-Term Incentive Plan and 2020 Awards” for additional information regarding the plan design, 2020 actual performance and payouts authorized under the plan. Messrs. Kelson and Mr. Wilson did not participate in the STIP for 2020. Ms. Burgeson took early retirement and was not eligible for a STIP under the terms of the early retirement program.

42	INGEVITY - 2021 Proxy Statement

(5)
The Company does not maintain a qualified defined benefit pension plan for any of our salaried employees, including our NEOs. However, the Company maintains a Retirement Restoration Plan that mirrors benefits provided under a qualified defined benefit plan sponsored and maintained by our former parent company, WestRock. See Pension Benefits Table - 2020 at page 46. The amounts in this column represent the actuarial increase in the present value of the two participating NEOs’ benefits under this non-qualified Retirement Restoration Plan maintained by the Company during the 12-months ended December 31, 2020. The present value of accumulated benefits is based on benefits payable at age 65 using a discount rate of 3.10 percent and mortality based on the “Pri-2012 Private Retirement Plans White Collar Mortality Table. While these amounts appear as a lump sum, the normal form of payment is an annuity. These amounts are “pension accounting values” and were not realized by these NEOs during 2020. No above market or preferential earnings are provided to any NEO on non-qualified deferred compensation.

(6)	Amounts shown in the “All Other Compensation” column for 2020 are derived as follows:
Other Compensation
	John C. Fortson	Michael P. Smith	S. Edward Woodcock	Richard B. Kelson	Katherine P. Burgeson	D. Michael Wilson
Financial Planning/Counseling(1)	$15,815	15,842	16,103	—	10,855	2,635
Qualified Savings Plan Contributions(2)	$25,650	24,434	24,908	—	22,070	11,857
Non-Qualified Savings Plan Contributions(3)	$63,651	25,291	41,500	—	18,268	—
Life Insurance Premiums	$2,014	2,957	2,570	—	2,578	—
Executive Long-Term Disability(4)	$2,213	2,098	1,959	—	1,269	376
ERIP Compensation(5)	—	—	—	—	1,028,863	—
Total Other Compensation	$109,343	70,622	87,040	—	1,083,903	14,868
(1)	Company provided financial planning including service fee and travel expenses.
(2)	Annual matching and non-contributory contributions by the Company to qualified 401(k) Savings Plan.
(3)	Annual matching and non-contributory contributions by the Company to non-qualified deferred compensation plan.
(4)	Annual long-term disability premium paid by the Company.
(5)	Compensation paid as a result of the Early Retirement Program - severance $415,000, stock buyout of $598,592, accrued and unused vacation of $11,971 and COBRA subsidy of $3,300.
Grants of Plan-Based Awards in 2020
The following table reports plan-based awards granted to the NEOs during fiscal 2020. The material terms of our short- and long-term incentive compensation awards are described in “Compensation Discussion and Analysis — Executive Compensation Philosophy and Pay Elements” beginning on page 28.
Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards or Units (# of awards)(3)	All Other Option Awards (# of awards)(4)	Exercise Or Base Price of Option Awards(5) ($)	Grant Date Fair Market Value of Stock & Option Awards(6) ($)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (# of awards)	Target (# of awards)	Maximum (# of awards)
John C. Fortson
STIP Annual Incentive		270,781	54,562	1,083,124	—	—	—	—	—	—	—
PSUs	02/28/2020	—	—	—	5,197	10,394	20,788	—	—	—	468,146
RSUs	02/28/2020	—	—	—	—	—	—	5,197	—	—	234,073
Stock Options	02/28/2020	—	—	—	—	—	—	—	5,792	45.04	234,067
Special PSU Award	09/01/2020	—	—	—	6,135	12,270	24,540	—	—	—	700,004
Michael P. Smith
STIP Annual Incentive		73,937	295,750	591,500	—	—	—	—	—	—	—
PSUs	02/28/2020	—	—	—	3,284	6,567	13,134	—	—	—	295,778
RSUs	02/28/2020	—	—	—	—	—	—	3,284	—	—	147,911
Stock Options	02/28/2020	—	—	—	—	—	—	—	9,318	45.04	147,877
S. Edward Woodcock
STIP Annual Incentive		63,750	255,000	510,000	—	—	—	—	—	—	—
PSUs	02/28/2020	—	—	—	2,949	5,898	11,796	—	—	—	265,646
RSUs	02/28/2020	—	—	—	—	—	—	2,949	—	—	132,823
Stock Options	02/28/2020	—	—	—	—	—	—	—	8,369	45.04	132,816
INGEVITY - 2021 Proxy Statement	43

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards or Units (# of awards)(3)	All Other Option Awards (# of awards)(4)	Exercise Or Base Price of Option Awards(5) ($)	Grant Date Fair Market Value of Stock & Option Awards(6) ($)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (# of awards)	Target (# of awards)	Maximum (# of awards)
Katherine P. Burgeson
STIP Annual Incentive		62,250	249,000	498,000	—	—	—	—	—	—	—
PSUs	02/28/2020	—	—	—	2,650	5,299	10,598	—	—	—	238,667
RSUs	02/28/2020	—	—	—	—	—	—	2,650	—	—	119,356
Stock Options	02/28/2020	—	—	—	—	—	—	—	7,519	45.04	119,327
Richard B. Kelson
DSUs	04/24/2020	—	—	—	—	—	—	2,906	—	—	113,246

(1)
These columns reflect threshold, target and maximum amounts potentially payable under the Short-Term Incentive Plan if certain performance criteria are satisfied during the 2020 fiscal year, subject to continued employment with the Company. See “Compensation Discussion and Analysis” for additional detail regarding the performance targets and amounts that may be earned. Mr. Fortson's incentive is based on a proration of eight months as CFO and four months as CEO. Neither Mr. Kelson nor Mr. Wilson participated in the 2020 Short-Term Incentive Plan.

(2)
These columns reflect the threshold, target and maximum number of shares that may be earned pursuant to PSUs awarded under the Long-Term Incentive Plan if certain performance goals are satisfied as of December 31, 2022, subject to continued employment with the Company. See “Compensation Discussion and Analysis” regarding the performance targets and amounts that may be earned. Neither Mr. Kelson nor Mr. Wilson were granted any PSUs during 2020.

(3)
RSU awards to our executives generally vest ratably in one-third increments over a three-year period from the date on which the Compensation Committee approves compensation decisions in February of each calendar year. Mr. Fortson received a special RSU award, as described on page 34, that is subject to three-year cliff vesting. Mr. Wilson did not receive any stock awards during 2020. Mr. Kelson did not participate in our RSU program for executives; instead, the stock awards reported for Mr. Kelson represent the DSUs granted to him during 2020 in lieu of his director RSU award plus 211 RSUs that were forfeited when Mr. Kelson ceased being an independent Board member, in accordance with his election under the Non-Employee Director Deferred Compensation Program. Following his passing away, Mr. Kelson's DSUs vested on February 16, 2021 and were settled in Ingevity common shares.

(4)
All options granted in 2020 vest ratably over three years on the anniversary date of the grant, subject to employment with the company. Neither Mr. Kelson nor Mr. Wilson was granted any options during 2020.

(5)	This represents the closing price of the Common Stock of the Company on the date of grant of the option.
(6)
This amount represents the full grant fair market value of equity awards (PSUs, RSUs, options and DSUs) computed in accordance with FASB ASC Topic 718. The fair market value of the PSUs is calculated at target.

44	INGEVITY - 2021 Proxy Statement

Outstanding Equity Awards at 2020 Fiscal Year End
The table below shows the equity awards that have been awarded by the Company to our NEOs and which remained outstanding as of December 31, 2020.
		Option Awards(1)					Stock Awards
Name (a)	Grant Date (b)	Number of Securities Underlying Unexercised Options Exercisable(1) (c)	Number of Securities Underlying Unexercised Options Unexercisable (d)	Number of Securities Underlying Unexercised Unearned Options (e)	Option Exercise Price (f)	Option Expiration Date (g)	Number of Shares of Stock that have not yet Vested(2) (h)	Market Value of Unvested Shares of Stock ($)(4) (i)	Equity Incentive Plan Awards: Number of Unearned Unvested Units or Shares(3) (j)	Plan Awards Payout Value of Unearned, Unvested Units or Shares ($)(4) (k)
John C. Fortson
	05/27/2016	27,115	—	—	27.90	05/27/2026	21,262	1,610,171	24,639	1,865,911
	02/27/2017	10,357	—	—	53.11	02/27/2027	—	—	—	—
	02/28/2018	—	8,661	—	74.91	02/28/2028	—	—	—	—
	02/28/2019	1,931	3,861	—	115.22	02/28/2029	—	—	—	—
	02/28/2020	—	14,749	—	45.04	02/28/2030	—	—	—	—
Michael P. Smith
	05/27/2016	4,257	—	—	27.90	05/27/2026	11,475	869,002	7,693	582,591
	02/27/2017	3,621	—	—	53.11	02/27/2027	—	—	—	—
	02/28/2018	—	4,313	—	74.91	02/28/2028	—	—	—	—
	02/28/2019	1,101	2,201	—	115.22	02/28/2029	—	—	—	—
	02/28/2020	—	9,318	—	45.04	02/28/2030	—	—	—	—
S. Edward Woodcock
	05/27/2016	5,178	—	—	27.90	05/27/2026	6,607	500,348	6,770	512,692
	02/27/2017	2,897	—	—	53.11	02/27/2027	—	—	—	—
	02/28/2018	—	3,235	—	74.91	02/28/2028	—	—	—	—
	02/28/2019	852	1,704	—	115.22	02/28/2029	—	—	—	—
	02/28/2020	—	8,369	—	45.04	02/28/2030	—	—	—	—
Katherine P. Burgeson
	05/27/2016	—	—	—	27.90	05/27/2026	2,286	173,119	457	34,609
	02/27/2017	3,694	—	—	53.11	02/27/2027	—	—	—	—
	02/28/2018	3,823	—	—	74.91	02/28/2028	—	—	—	—
	02/28/2019	2,836	—	—	115.22	02/28/2029	—	—	—	—
	02/28/2020	7,519	—	—	45.04	02/28/2030	—	—	—	—
D. Michael Wilson
	05/27/2016	—	—	—	27.90	05/27/2026	—	—	—	—
	02/27/2017	—	—	—	53.11	02/27/2027	—	—	—	—
	02/28/2018	—	—	—	74.91	02/28/2028	—	—	—	—
	02/28/2019	—	—	—	115.22	02/28/2029	—	—	—	—
Richard B. Kelson
	04/24/2020	—	—	—	—	—	2,906	220,071	—	—
							41,630	3,152,640	39,559	2,995,803
(1)	All options granted in 2018 will vest in full on February 27, 2021, those granted in 2019 and 2020 vest ratably in one-third increments over a three-year period from the grant date.
(2)
The RSU awards reported in column (h) generally vest ratably in one-third increments over a three-year period tied to the date on which the Compensation Committee approves compensation decisions in February of each calendar year. Mr. Fortson received a special award of 6,510 RSUs in 2019, that is subject to three-year cliff vesting. Mr. Kelson did not participate in our RSU program for executives; instead, the stock awards reported for Mr. Kelson represent the DSUs granted to him during 2020 in lieu of his director RSU award plus 211 RSUs that were forfeited when Mr. Kelson ceased being an independent Board member, in accordance with his election under the Non-Employee Director Deferred Compensation Program. Following his passing away, Mr. Kelson’s DSUs vested on February 16, 2021 and were settled in Ingevity common shares. Column (h) also includes PSU awards granted on February 28, 2018, which vested above target (123 percent of target), as determined by the LD&C Committee based on the Company’s attainment of pre-established financial metrics relating to return on invested capital and cumulative earnings per share for the performance period beginning January 1, 2018 through December 31, 2020, subject to the continued employment of the NEOs until February 18, 2021, the date that performance was determined by the LD&C Committee.

(3)
Column (j) includes PSU awards granted on February 28, 2019, which will vest as determined by the LD&C Committee based on the Company’s attainment of pre-established financial metrics relating to return on invested capital and cumulative earnings per share for the performance period beginning January 1, 2019 through December 31, 2021, and PSU awards granted on February 28, 2020, which will vest as determined by

INGEVITY - 2021 Proxy Statement	45

the LD&C Committee based on the Company’s attainment of pre-established financial metrics relating to return on invested capital and cumulative earnings per share for the performance period beginning January 1, 2020 through December 31, 2022. The number of PSU shares shown in column (j) is reported at threshold (50 percent of target) and target level for PSU's granted in 2019 and 2020, respectively based on interim performance through the end of fiscal 2020.
(4)	Market and payout values are based on the Company’s common stock price of $75.73, which was the closing price of the Company’s common stock on December 31, 2020.
Option Exercises and Stock Vested during Fiscal 2020
This table shows the stock options that were exercised by, and the RSUs that vested for, each of our NEOs during 2020. Option award value realized is calculated by subtracting the aggregate exercise price of the options exercised from the aggregate market value of shares of Common Stock.
	Option Awards Number of Shares Acquired on Exercise (#)	Value Realized Upon Exercise ($)(1)	Stock Awards Number of Shares Acquired on Vesting (#)(2)	Value Realized Upon Vesting ($)(3)
John C. Fortson	—	—	2,988	137,741
Michael P. Smith	—	—	1,336	61,193
S. Edward Woodcock	—	—	1,035	47,443
Katherine P. Burgeson	7,619	358,535	1,237	56,791
D. Michael Wilson	48,170	953,371	—	—
Richard B. Kelson	—	—	845	32,545
(1)
The value realized on exercise of an option award equals the number of shares for which the option was exercised multiplied by the excess of the closing market price of our common stock on the exercise date over the exercise price per share.

(2)
These amounts generally reflect the number of shares relating to RSUs that vested on the applicable vesting date, prior to withholding of any shares to satisfy taxes for each of the NEOs affected. The amounts for Messrs. Fortson, Woodcock, and Smith as well as Ms. Burgeson relate to 2016, 2017, 2018 and 2019 RSU awards granted by the Company. The amount reported for Mr. Kelson represents the DSUs granted to him during 2019 under our non-employee director compensation program and his election to defer receipt of his director equity award under the Non-Employee Director Deferred Compensation Plan, which DSUs vested in 2020. Following his passing away, Mr. Kelson's DSUs vested on February 16, 2021 and were settled in Ingevity common shares.

(3)	This column represents the value of the awards using the closing price on the date of settlement (or vesting, as applicable).
Pension Benefits Table - 2020
The following table provides information with respect to the Company’s non-qualified defined benefit plan (which we refer to as the “Retirement Restoration Plan”). The Retirement Restoration Plan provides benefits to only two of our NEOs representing “historic” liabilities assumed by the Company under the terms of the Employee Matters Agreement in connection with the Separation from our former parent, WestRock. None of our NEOs currently accrues a benefit under this plan with respect to service with the Company.
Name	Plan Name	Number of Years Credited Service	Present Value of Accumulated Benefit(1) ($)	Payments During Last Fiscal Year ($)
Katherine P. Burgeson	Retirement Restoration Plan	15.83	1,457,477	—
S. Edward Woodcock	Retirement Restoration Plan	27.83	482,083	—
(1)	The accumulated benefits included in this column were computed through December 31, 2020 using the assumptions stated in the financial statements included in the 2020 Company Form 10-K (Note 15).
46	INGEVITY - 2021 Proxy Statement

Understanding Our Pension Benefits Table
The Company maintains the Retirement Restoration Plan, a non-qualified plan that mirrors benefits provided under a qualified defined benefit pension plan sponsored and maintained by our former parent, WestRock (the “WestRock Pension Plan”). The Retirement Restoration Plan was adopted by the Company to honor obligations under the Employee Matters Agreement between the Company and WestRock to pay certain assumed historic liabilities transferred as a result of the Separation.
The WestRock Pension Plan (now frozen) provides an unreduced benefit payable at age 65 (or 62 if the employee has 20 years of service). The retirement benefit payable is equal to 1.6 percent of final average earnings (or pay) times years of benefit service (up to a maximum of 40 years), minus an employee’s primary social security benefit multiplied by 1.25 percent times years of benefit service (up to a maximum of 40 years of service). The formula is illustrated below:
[1.6% x Years of Benefit x Final Average Pay] Service (up to 40)
Less
[1.25% x Years of Benefit x Primary Social Security Benefit] Service (up to 40)
The Retirement Restoration Plan mirrors benefits provided under the WestRock Pension Plan following the same formula but recognizing compensation in excess of the Internal Revenue Code limit, which was $285,000 for 2020. Ms. Burgeson and Mr. Woodcock, while participants in this plan, no longer accrue any benefit under this plan. Benefits are payable in annuity form only, and a lump sum is not available. The underlying plan, the WestRock Pension Plan, to which our Retirement Restoration Plan relates was frozen (generally) on December 31, 2015. Accordingly, the values above represent a historic liability accrued under the former Parent’s plan, the WestRock Pension Plan with respect to service performed for WestRock, not Ingevity.
Non-Qualified Deferred Compensation at 2020 Fiscal Year End
The Company maintains a non-qualified deferred compensation plan that permits executives to defer up to 80 percent of their base salary and 100 percent of their short-term incentive compensation. The plan also operates as an excess benefit plan enabling employees to defer salary, Company matching, transition and other non-contributing contributions in excess of Internal Revenue Code limits that apply to the Company’s qualified 401(k) Savings Plan. Amounts contributed may be allocated towards notional accounts into up to 16 investment funds as directed by the executive.
There is no guaranteed investment return with respect to any of these funds. The funds mirror those options available to all employees who participate in the Company’s broad-based qualified 401(k) Savings Plan including two additional funds. The Company adopted the use of a Rabbi Trust, which is funded through the purchase of Company Owned Life Insurance.
The table below includes information on each of our NEO’s non-qualified deferred compensation plan accounts for 2020.
	Executive Contributions in Last Fiscal Year $(1)	Registrant Contributions in Last Fiscal Year $(2)	Aggregate Earnings in Last Fiscal Year $	Aggregate Withdrawals/ Distributions $	Aggregate Balance at Last Fiscal Year-End $ (3)
John C. Fortson	42,434	63,651	98,530	0	726,743
Michael P. Smith	244,341	25,293	204,499	0	1,457,866
S. Edward Woodcock	248,913	41,501	196,662	0	1,282,651
Katherine P. Burgeson	118,278	18,269	9,637	0	876,858
D. Michael Wilson	0	0	-33,046	2,171,370	0
Richard B. Kelson	32,545	0	31,447	0	63,992
(1)
After each NEO reaches the designated maximum contribution or contribution limit under the Company’s 401(k) Savings Plan, he or she may continue to defer compensation under this plan, and separately he or she can defer up to 80% of his or her base compensation and 100% of his or her incentive compensation into the Company’s plan. These amounts represent contributions made by our NEOs (other than Mr. Kelson) during 2020 and are reported as 2020 compensation in the Summary Compensation Table under the All Other Compensation column. For Mr. Kelson, the amount reported in this column represents vesting date value of the DSUs credited to his account under the Non-Employee Director Deferred Compensation Plan during 2020, in accordance with his election under that plan.

(2)
These amounts represent contributions by the Company that exceeded the qualified plan contribution and compensation limits applicable to matching, nonelective, and transition contributions that would otherwise have been made to the Company’s qualified 401(k) Savings Plan, but for the limits applicable to such plan. These amounts are reported as 2020 compensation in the Summary Compensation Table.

(3)
Represents the balance of each participating NEO's account under the non-qualified deferred compensation plan as of December 31, 2020. For each NEO, the portion of the aggregate balance at 2020 fiscal year end that was reported in the Summary Compensation Table for a prior fiscal year are as follows: Mr. Wilson $2,204,416; Mr. Fortson $522,128; Ms. Burgeson $730,676; Mr. Smith $983,732, Mr. Woodcock $795,574 and Mr. Kelson $0.

INGEVITY - 2021 Proxy Statement	47

Potential Payments Upon Involuntary Termination (other than Change of Control)
The table below shows the severance benefits that would be payable to each of our NEOs if he or she had experienced an involuntary termination of employment from the Company on December 31, 2020 (absent cause and excluding death, disability or retirement), pursuant to the terms of Severance and Change of Control Agreements.
	John C. Fortson	Michael P. Smith	S. Edward Woodcock
Cash Severance(1)	$3,300,000	$750,750	$680,000
Prorated Target Incentives(2)	$825,000	$295,750	$255,000
Prorated vesting Options(3), (4)	$334,087	$173,794	$355,057
Prorated Vesting RSUs(3), (5)	$432,490	$308,499	$178,033
Prorated Vesting PSUs(3), (5)	$604,670	$314,284	$238,230
Post-Termination Health Care(6)	$35,212	$12,525	$17,606
Outplacement Services and Financial Planning(7)	$40,000	$40,000	$40,000
Total Other Compensation	$3,921,459	$1,599,852	$1,508,926
(1)
Severance and Change in Control agreements entered into in 2017 and amended for Mr. Fortson in September 2020 provide for the payment of cash severance in the amount of two times the sum of the executive’s base salary and target annual incentive for Mr. Fortson payable over a two-year period, and one times the sum of the NEO’s base salary and target annual incentive for Mr. Smith and Mr. Woodcock payable over a one-year period.

(2)
This represents the value of the annual STIP (assuming target performance levels) payable upon termination. Actual payout for 2020 was at 84.1% for Mr. Fortson, 72.9 percent for Mr. Smith and 125 percent for Mr. Woodcock.

(3)
These amounts assume a stock price of $75.73, which was the closing price of the Company’s stock on December 31, 2020, the assumed termination date. Actual values will vary based on changes in the Company’s stock price on the termination date.

(4)
This represents the intrinsic value of stock options that would vest in the event of an involuntary termination, other than for cause, absent a change of control, assuming a termination date occurred on December 31, 2020. Mr. Woodcock is retirement eligible and his options would vest in full.

(5)
These represent the value of 2018 and 2019 RSU and PSU awards which would vest on a prorated basis in the event of an involuntary termination, other than for cause, absent a change of control, assuming target performance.

(6)
This represents a cash lump sum payment in lieu of continued health care coverage pursuant to the executive's Severance and Change of Control Agreements. For Mr. Fortson, this represents the cost of two years of health care coverage for Mr. Smith, and Mr. Woodcock one year.

(7)
This represents the value of twelve months of outplacement services ($25,000), a benefit that is also provided for under the terms of the severance plan, as well as one year of financial counseling ($15,000).

Potential Payments Upon Termination — Retirement, Death or Disability
The Omnibus Plan provides for accelerated vesting due to retirement at age 65 (or 55 with twenty years of service). Mr. Woodcock is the only NEO eligible for special vesting rights under the plan’s retirement provisions assuming a December 31, 2020 termination date.
The table below reflects the impact for retirement, death or disability as of December 31, 2020, under the terms of the Company’s plans and programs.
	John C. Fortson	Michael P. Smith	S. Edward Woodcock
Intrinsic Value of Stock Option(1)(2)	$727,590	$422,398	$355,057
Performance-Based RSU Award(1)(3)	$604,670	$314,284	$238,230
Service-Based RSU Award(1)(4)	$432,490	$308,499	$178,033
Total Other Compensation(5)	$726,743	$1,457,866	$1,282,651
Total	$2,491,494	$2,503,047	$2,053,971
(1)
These amounts assume a stock price of $75.73, which was the closing price of the Company’s stock on December 31, 2020, the assumed termination date. Actual values will vary based on changes in the Company’s stock price on the termination date.

(2)	This represents the intrinsic value of unvested stock options that would vest in full as of the termination date following the death or disability of the executive.
(3)
This represents the prorated value of 2018 and 2019 PSU awards that would vest as of the termination date following the death or disability of the executive, assuming target performance with proration.

(4)	This represents the prorated value of 2018 and 2019 RSU awards that would vest as of the termination date following the death or disability of the executive.
(5)	This represents the value of the executive’s non-qualified deferred compensation account payment accelerated in the event of death or disability.
48	INGEVITY - 2021 Proxy Statement

Potential Payments Upon Termination and Change of Control
The Company has entered into Severance and Change of Control Agreements with each of the NEOs. Under these agreements, participants are entitled to severance payments if their employment with Ingevity terminates within two years following a change of control (for any reason other than cause, disability, death or a termination initiated by the participant without good reason, all as defined). The table below (“Change of Control Severance Payments”) reflects the amount of compensation that would be payable to each of our NEOs as if the NEO’s employment had terminated on December 31, 2020 based on their respective Severance and Change of Control Agreements. The benefits described are in addition to any benefits available prior to the occurrence of a change of control, such as qualified plan distributions from the Company’s 401(k) Savings Plan, payment of any accrued vacation or exercises of any stock options already exercisable.
Mr. Fortson would receive a severance payment equal to three times the sum of his then current annual base salary and his target incentive, payable in a single lump sum. The other NEOs would receive severance payments equal to two times the sum of their then current annual base salary and their target incentive, payable in a single lump sum.
No Gross-Up; Release of Claims
The Severance and Change of Control Agreements covering our NEOs do not include any gross-up feature payable to NEOs with respect to any excise taxes owed in connection with a change of control severance payment.
Severance is not payable to any NEO unless and until he or she signs a release of claims against the Company. The agreements also include post-termination covenants relating to confidentiality, non-competition and non-solicitation.
Equity Acceleration (Double Trigger)
As described above on page 38, the company’s 2016 Omnibus Incentive Plan was amended in 2019 to clarify that “double trigger” vesting will apply in the case of a change of control.
In particular, in the event of a change of control where the NEO receives a “replacement award,” there will be no accelerated vesting, exercisability, and/or payment of an outstanding award unless the NEO’s employment is terminated without cause, other than as a result of death or disability, or the NEO resigns for Good Reason within two years of the change of control event. In such cases, upon the second trigger, NEO holders of such awards will be entitled to accelerated vesting, and his or her awards will be exercisable and/or will be settled.
If a NEO does not receive a replacement award or if the award is not otherwise assumed by the acquirer, then upon the occurrence of a change of control, all outstanding unvested options will be fully vested and exercisable and all restrictions applicable to outstanding stock awards that are not performance-based will lapse in full and the awards will be fully vested. With respect to performance awards, upon a change of control, a pro-rated portion of such awards will be considered earned at their target value (or, if greater, the level of achievement as of the date of the change of control, if determinable by the LD&C Committee) and will immediately be paid or settled subject to the provisions of Section 409A of the Code.
Change of Control Severance Payments
The table below reflects the impact of an involuntary termination of employment (or Good Reason termination, if applicable) on December 31, 2020 under the terms of the Company’s Severance and Change of Control agreements in place with our NEOs in effect on December 31, 2020:
	John C. Fortson	Mike P Smith	S. Edward Woodcock
Cash Severance(1)	$4,950,000	$1,501,500	$1,360,000
Pro-Rata Target Incentive(2)	$825,000	$295,750	$255,000
Intrinsic Value of Stock Option(3)	$727,590	$422,398	$355,057
Performance-Based RSU Award(4),(5)	$2,462,134	$890,282	$745,486
Service-Based RSU Award(4),(6)	$1,060,674	$595,389	$295,120
Post-Termination Healthcare(7)	$52,810	$25,050	$35,212
Outplacement Services and Financial Planning(8)	$40,000	$40,000	$40,000
Deferred Compensation(9)	$726,743	$—	$1,282,651
Total	$10,844,951	$3,770,369	$4,368,526
INGEVITY - 2021 Proxy Statement	49

(1)
The change of control cash severance is equal to three times the sum of base salary plus the executive’s current target annual cash incentive award for Mr. Fortson. For Messrs. Smith and Woodcock, the change in control cash severance is equal to two times the sum of base salary plus the executive’s current target annual cash incentive award.

(2)
This represents the value of the annual STIP (assuming target performance levels) payable upon termination in connection with a change of control. Actual payout for 2020 was at 84.1% for Mr. Fortson, 72.9 percent for Mr. Smith and 125 percent for Mr. Woodcock.

(3)	This represents the intrinsic value of unvested stock options, which vest in full as of the termination date following a change of control scenario.
(4)
These amounts assume a stock price of $75.73, which was the closing price of the Company’s stock on December 31, 2020, the assumed termination date. Actual values will vary based on changes in the Company’s stock price on the termination date.

(5)	This represents the value of 2018, 2019 and 2020 PSU awards which would vest in full in connection with a termination following a change of control, assuming target performance with no proration.
(6)	This represents the full value of 2018, 2019 and 2020 RSU awards that vest in full upon a termination of employment following a change of control.
(7)
This represents a cash lump sum payment in lieu of continued health care coverage pursuant to each respective executive's Severance and Change of Control Agreement. For Mr. Fortson, this represents the cost of three years of health care coverage and for the other executives it represents two years.

(8)	This represents the value of outplacement services for one year following termination of employment ($25,000) and financial counseling for one year ($15,000).
(9)
This represents the value of the executive’s non-qualified deferred compensation account payment accelerated in the event of a change of control based on the executive’s election. Absent an executive election, no acceleration occurs on a change of control.

The preceding tables and discussion reflect the potential payments upon a hypothetical termination and/or change in control of the Company effective as of December 31, 2020.
CEO Pay Ratio Disclosure
The LD&C Committee reviewed a comparison of the annual total compensation of John C. Fortson, our CEO as of December 31, 2020, to the annual total compensation of the median compensated employee for fiscal 2020. We determined that the 2020 annual total compensation of the median compensated of all our employees who were employed as of December 31, 2020, other than Mr. Fortson, was $80,132; Mr. Fortson’s 2020 annual total compensation for purposes of this disclosure was $3,155,114; and the ratio of these amounts was 39:1. Because Mr. Fortson served as CEO for a portion of the year, we determined his 2020 annual total compensation for purposes of this disclosure by annualizing the amounts reported for him in the “Salary” and “Non-Equity Incentive Compensation” columns of the Summary Compensation Table to reflect the base salary and the Short-Term Incentive Plan award he would have earned for 2020 if he had served as CEO for the entire fiscal year $825,000 and $693,825, respectively.
As of December 31, 2020, our total employee population (excluding the CEO) consisted of 1,319 employees in the United States and 418 employees in non-US jurisdictions. Pursuant to the Pay Ratio SEC rules, we excluded 7 employees located in India and 12 employees located in Brazil under the de minimis exemption and included 31 contractors. After applying these rules, the employee population used for purposes of identifying the median employee consisted of 1,755 employees, of which 1,319 were in the United States and 436 were in non-US jurisdictions.
To identify the median compensated employee, we used total cash compensation, determined in the same manner as the “Total Compensation” column shown for our CEO in the Summary Compensation Table on page 42 of this proxy.
Pay elements that were included in the annual total compensation for each employee are:
•	Base salary received in 2020 annualized for those permanent employees hired mid-year during 2020
•	Annual incentive paid or actual bonus paid for 2020
•	Overtime and allowances, as applicable, for fiscal 2020
•	Grant fair value of stock options, PSUs, and RSUs granted in 2020
•	Company paid 401(k) contributions in 2020
•	Company paid non-qualified plan contributions in 2020
•	Company paid life insurance premiums in 2020
We believe this pay ratio is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K, the applicable SEC regulation, based on our payroll and employment records and the methodology described above.
50	INGEVITY - 2021 Proxy Statement

Proposal
3	Non-Binding Advisory Vote to Approve the Compensation of Ingevity Named Executive Officers our Board recommends a vote FOR this proposal.

In accordance with the requirements of Section 14A of the Exchange Act, we are asking stockholders to approve, on an advisory basis, the following resolution concerning the compensation of our NEOs:
RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of our named executive officers as described in this Proxy Statement, including the Compensation Discussion and Analysis and the tabular compensation disclosures and related narrative discussion.
In considering this proposal, we encourage you to review the CD&A beginning on page 27 and the tabular compensation disclosures and accompanying narrative discussion beginning on page 42. The CD&A describes our executive compensation philosophy, programs and objectives, while the tabular compensation disclosures and accompanying narrative discussion provide detailed information on the compensation of our NEOs.
We believe that our compensation policies and procedures are competitive, are focused on pay for performance principles and are strongly aligned with the long-term interests of our stockholders. Our executive compensation philosophy is based on the belief that the compensation of our employees should be set at levels that allow us to attract and retain employees who are committed to achieving high performance and who demonstrate the ability to do so. We seek to provide an executive compensation package that is driven by our overall financial performance, increased stockholder value, the success of areas of our business directly impacted by the executive’s performance, and the performance of the individual executive. We view our compensation program as a strategic tool that supports the successful execution of our business strategy and reinforces a performance-based culture. The Company maintains an executive compensation program for our senior executives that emphasizes long-term compensation over short-term compensation, with a significant portion weighted toward equity awards. This approach strongly aligns our senior executives’ compensation with the interest of our stockholders.
This vote is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs resulting from the executive compensation policies and practices described in this Proxy Statement.
Because your vote is advisory, it will not be binding upon the Board. However, the Board and LD&C Committee value the opinion of the Company’s stockholders as expressed through their votes on this proposal and will carefully consider the outcome of this proposal in connection with their ongoing evaluation of the Company’s executive compensation program.
Recommendation of the Board
The Board recommends that the stockholders vote “FOR” the adoption of this resolution and approve, on an advisory basis, the Company’s executive compensation as described in this proxy statement.
INGEVITY - 2021 Proxy Statement	51

OWNERSHIP OF EQUITY SECURITIES
Principal Stock Owners
The following table lists any person (including any “group” as that term is used in Section 13(d)(3) of the Exchange Act) who, to our knowledge, was the beneficial owner as of February 22, 2021, of more than 5 percent of our outstanding voting shares.
Title of Class	Name and Address of Beneficial Owners	Number of Shares	Percent of Class
Common Stock	BlackRock Inc. 55 East 52nd Street New York, New York 10055	4,777,233(1)	11.6%
Common Stock	The Vanguard Group 100 Vanguard Blvd. Malvern, Pennsylvania 19355	3,870,014(2)	9.38%
Common Stock	Wellington Management Group LLP 280 Congress Street Boston, Massachusetts 02210	2,127,158(3)	5.15%
Common Stock	Boston Partners One Beacon Street, 30th Floor Boston, Massachusetts 02108	2,071,107(4)	5.02%
(1)
Information provided is based solely on an amendment to Schedule 13G filed on January 26, 2021 by BlackRock, Inc., which reports having sole voting power over 4,698,914 shares and sole dispositive power over 4,777,233 shares.

(2)
Information provided is based solely on an amendment to Schedule 13G filed on February 10, 2021 by The Vanguard Group, which reports having sole dispositive power over 3,739,417 shares, shared voting power over 95,978 shares and shared dispositive power over 130,597 shares.

(3)
Information provided is based solely on a Schedule 13G filed on February 4, 2021, which reports Wellington Management Group LLP, Wellington Group Holdings LLP and Wellington Investment Advisors Holdings LLP each having shared voting power over 1,882,470 shares, shared dispositive power over 2,127,158 shares.

(4)
Information provided is based solely on an amendment to Schedule 13G filed on February 11, 2021 by Boston Partners, which reports having sole voting power over 1,709,592 shares, shared voting power over 4,152 shares and sole dispositive power over 2,071,107 shares.

Executive Officers and Directors
The following table shows how much of our Common Stock our current directors, named executive officers (“NEOs”), and all officers and directors as a group beneficially owned as of March 1, 2021. Beneficial ownership is a technical term broadly defined by the SEC to mean more than ownership in the usual sense. In general, beneficial ownership includes any shares a director or officer can vote or transfer and any security the director or officer has the right to vote or transfer within 60 days. Each stockholder listed in the table has sole voting and investment power for all shares shown as beneficially owned by him or her. Individual directors and executive officers as well as directors and executive officers as a group beneficially own less than one percent of the shares of Common Stock outstanding as of March 1, 2021.
Name of Beneficial Owner	Common Stock
Jean S. Blackwell(1)	12,475
Luis Fernandez-Moreno	14,525
J. Michael Fitzpatrick	9,475
Diane H. Gulyas	4,747
Frederick J. Lynch	14,475
Karen G. Narwold	3,747
Daniel F. Sansone	11,822
John C. Fortson(2)	102,512
Katherine P. Burgeson	19,538
Michael P. Smith(3)	35,316
S. Edward Woodcock(4)	29,777
D. Michael Wilson	85,157
Directors and executive officers as a group (11 persons) (5)	238,871
(1)	Includes 6,287 shares held by the Jean S. Blackwell Revocable Trust.
(2)	Includes 54,912 stock options exercisable within 60 days of March 1, 2021.
52	INGEVITY - 2021 Proxy Statement

(3)	Includes 17,499 stock options exercisable within 60 days of March 1, 2021.
(4)	Includes 15,804 stock options exercisable within 60 days of March 1, 2021.
(5)
Includes a total of 88,215 stock options exercisable within 60 days of March 1, 2021. The total number of shares beneficially owned by directors and executive officers as a group does not include shares held by Mr. Wilson or Ms. Burgeson since neither individual was an executive officer of the Company on March 1, 2021.

CODES OF CONDUCT AND ETHICS
The Company maintains three codes of business conduct and ethics (collectively, the “Codes of Ethics”) to focus the Board and management on areas of ethical risk, provide guidance to personnel to help them recognize and deal with ethical issues, provide mechanisms to report unethical conduct and help to foster a culture of honesty and accountability. The Codes of Ethics include:
•	Code of Ethical Conduct for CEO and Senior Officers, which applies to the Company’s CEO, Chief Financial Officer, principal accounting officer, and each executive who reports to the CEO;
•	Code of Business Conduct and Ethics for the Board of Directors, which applies to the Company’s directors; and
•	Employee Code of Conduct and Ethics, which applies to directors and all Company employees.
Each of the Codes of Ethics is available for review on our website at http://ir.ingevity.com/governance/codes-of-conduct. This website is also where we will disclose, to the extent and in the manner permitted by Item 5.05 of Form 8-K under the Exchange Act, the nature of any amendment to the Codes of Ethics (other than technical, administrative, or other non-substantive amendments), our approval of any material departure from a provision of the Codes of Ethics and our failure to take action within a reasonable period of time regarding any material departure from a provision of the Codes of Ethics that has been made known to any of our executive officers.
Any waiver of the Codes of Ethics for executive officers or directors will be made only by the Board or its NG&S Committee. In support of the Codes of Ethics, we have provided employees with a number of avenues for the reporting of ethics violations or similar concerns, including an anonymous telephone hotline.
RELATED PARTY TRANSACTIONS
Under its charter, the NG&S Committee is charged with reviewing all potential related party transactions. Our policy has been that the NG&S Committee, which is comprised solely of independent directors, reviews and then recommends such related party transactions to the entire Board for further review and approval.
All such related party transactions are then required to be reported under applicable SEC rules. Aside from this policy, we have not adopted additional procedures for review of, or standards for approval of, related party transactions but instead review such transactions on a case by case basis.
The NG&S Committee has advised the Board that it has not identified any related party transactions since the beginning of the fiscal year ended December 31, 2020, and none are currently proposed.
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QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING, PROXY SOLICITATION AND VOTING INFORMATION
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held on April 22, 2021: Our Proxy Statement and Annual Report on Form 10-K for the fiscal year ended December 31, 2020, are available at http://ir.ingevity.com under the Financial Information Tab.
Why did I receive these materials?
You received these materials (the “Proxy Materials”) because you owned shares of Ingevity Common Stock as of the close of business on the Record Date and are therefore entitled to vote at the Annual Meeting.
Why did I receive a Notice Regarding the Availability of Proxy Materials instead of printed Proxy Materials?
Most of our stockholders received a Notice Regarding the Availability of Proxy Materials (the “Notice”) instead of a full set of printed proxy materials. The Notice provides access to our Proxy Materials in a fast and efficient manner via the Internet. This reduces the amount of paper necessary to produce these materials, as well as costs associated with mailing these materials to stockholders. On or around March 8, 2021, we began mailing the Notice to our stockholders of record as of February 22, 2021 and posted our Proxy Materials on the website referenced in the Notice (http://ir.ingevity.com). As more fully described in the Notice, stockholders may choose to access our Proxy Materials on the website or may request to receive a printed set of our Proxy Materials. The Notice and website provide information regarding how you may request to receive Proxy Materials in printed form by mail or electronically by email for this meeting and on an ongoing basis.
What is included in the Proxy Materials?
The Proxy Materials include the Notice of the Annual Meeting, our proxy statement for the Annual Meeting (the “Proxy Statement”) and our 2020 annual report to stockholders (the “Annual Report”), which includes our Annual Report on Form 10-K for the year ended December 31, 2020. These materials provide you with important information about the Company, the Annual Meeting and the proposals to be voted on at the Annual Meeting.
What is a proxy?
A proxy is your legal designation of another person to vote the stock you own as of the Record Date in the manner you direct. The person you designate to vote your shares is called a proxy. If you designate someone as your proxy in a written document, that document also is called a proxy or a proxy card. We have designated Stacy L. Cozad and Ryan C. Fisher to serve as proxies for the Annual Meeting. The proxies also may be voted at any adjournments or postponements of the meeting. The Board is soliciting proxies for use at the Annual Meeting. A proxy statement is a document we give you when we are soliciting your vote pursuant to SEC regulations.
What is the difference between a stockholder of record and a beneficial owner?
If your shares are registered in your name on the books and records of our transfer agent, you are a “stockholder of record.” We therefore sent the Notice or Proxy Materials directly to you.
If your shares are held for you in the name of your broker or bank, your shares are held in “street name” and you are considered the “beneficial owner” of your shares and the broker or bank is considered to be the stockholder of record.
If you are a beneficial owner, the Notice or Proxy Materials have been forwarded to you by the broker or bank that holds your shares, and, as the beneficial owner, you have the right to direct your broker or bank on how to vote your shares by using the voting instruction form provided to you by your broker or bank.
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How do I vote?
Your voting method depends on whether you are a stockholder of record or a beneficial owner.
Stockholder of Record. If you are a stockholder of record, you may vote using one of the following methods:
•	Over the Internet.
•	By telephone.
•	If you have requested to receive a paper proxy card in the mail, by completing, signing and returning the paper proxy card.
•	During the Annual Meeting by following the instructions available on the meeting website.
The Notice provides instructions on how to access the Proxy Materials and how to vote via the Internet. For those stockholders who request to receive a paper proxy card in the mail, instructions for voting via the Internet, by telephone or by mail are set forth on the paper proxy card. Please follow the directions on your proxy card carefully. Even if you plan to attend the Annual Meeting virtually, we encourage you to vote your shares ahead of time.
Beneficial Owner. If you are a beneficial owner, you may vote by following the instructions on the voting instruction form or notice provided to you by the bank or broker that holds your shares.
May I revoke my proxy and change my vote?
If you are a stockholder of record, you may revoke your proxy and change your vote before the polls close at the Annual Meeting by doing one of the following:
•	Voting again by telephone or over the Internet prior to 11:59 p.m., Eastern Daylight Time, on April 21, 2021.
•	Giving written notice to the Corporate Secretary of the Company.
•	Delivering a later-dated proxy to the Company.
•	Voting during the Annual Meeting by following the instructions available on the meeting website.
If you are a beneficial owner, please check your voting instruction form or contact the bank or broker that holds your shares for instructions on how to revoke or change your voting instruction.
Who is entitled to vote at the Annual Meeting?
All Ingevity stockholders who owned Common Stock as of the close of business on the Record Date are entitled to vote at the Annual Meeting.
How many votes are entitled to be cast at the Annual Meeting?
Each Ingevity stockholder is entitled to one vote for each share of Common Stock owned as of the Record Date. There were 42,934,785 shares of Common Stock outstanding on the Record Date. There is no cumulative voting.
When and where is the Annual Meeting, and may I attend?
In light of the ongoing coronavirus pandemic and after careful consideration, the Board has determined to hold the Annual Meeting virtually in order to facilitate stockholder attendance and participation by enabling stockholders to participate from any location and at no cost.
To participate in the virtual meeting, you will need the 16-digit control number included on your Notice, proxy card or voting instruction form. The meeting webcast will begin promptly at 9:30 a.m., Eastern Standard Time, and we encourage stockholders to access the meeting prior to the start time. Technical assistance will be available on the day of the annual meeting, April 22, 2021. If you experience difficulties during the check-in process with joining the meeting, please call TFN: 844-986-0822 in the U.S., or 303-562-9302 for International assistance.
We are committed to ensuring that stockholders will be afforded the same rights and opportunities to participate in the meeting as they would at an in-person meeting. You will be able to attend the meeting online, vote your shares electronically and submit questions during the meeting by visiting www.virtualshareholdermeeting.com/NGVT2021. We will try to answer as many stockholder-submitted questions as time permits, and in the event we receive more questions than we can answer
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during our allotted period of time, we will answer them in the order received. However, we reserve the right to edit inappropriate language and to exclude questions that are not pertinent to meeting matters, do not comply with the meeting rules of conduct or are otherwise inappropriate. If we receive substantially similar questions, we will group such questions together and provide a single response to avoid repetition.
How many votes must be present to hold the Annual Meeting?
In order for us to conduct the Annual Meeting, a majority of the shares outstanding as of the Record Date, or 21,467,394 shares, must be present at the meeting (including by proxy). This is referred to as a quorum. If a share is represented for any matter at the Annual Meeting, it is deemed to be present for quorum purposes. Abstentions and shares held of record by a bank or broker or its nominee (“Broker Shares”) that are voted on any matter are included in determining the number of shares present at the Annual Meeting. However, Broker Shares that are not voted on any matter at the Annual Meeting will not be included in determining whether a quorum is present at such meeting.
What proposals will be voted on at the Annual Meeting?
The following proposals will be voted on at the Annual Meeting, along with any other business properly presented:
•	Proposal No. 1 — Election of the eight director nominees named in this Proxy Statement.
•	Proposal No. 2 — Ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2021.
•	Proposal No. 3 — Approve on an advisory (non-binding) basis the compensation paid to our named executive officers (Say-on-Pay).
•	Transact such other business that may properly come before the Annual Meeting and any adjournment or postponement thereof.
The Board recommends that you vote “FOR” each of the eight director nominees named in Proposal 1 of this Proxy Statement and “FOR” Proposals 2 and 3.
How many votes are needed to approve each proposal?
Proposal No. 1: To be elected as a director, each nominee will need to receive a majority of the votes cast, which means that the number of votes cast “for” a director nominee must exceed the number of votes cast “against” the director nominee. Abstentions and broker non-votes will have no effect on the outcome of the election of directors.
Proposal No. 2: An affirmative vote of the majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote on this proposal is required for the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal 2021. Abstentions will have the same effect as voting against this proposal because they are considered present and entitled to vote on this proposal.
Proposal No. 3: An affirmative vote of the majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote on this proposal is required to approve, on an advisory basis, the compensation paid to Ingevity’s named executive officers. Abstentions will have the same effect as voting against this proposal because they are considered present and entitled to vote on this proposal. Broker non-votes will have no effect on the outcome of this proposal.
What is discretionary voting by brokers and what is a broker non-vote?
If you are a beneficial owner and hold shares through an account with a bank or broker, your shares may be voted on certain matters even if you do not provide voting instructions. Brokerage firms have the discretionary authority under the New York Stock Exchange (“NYSE”) rules to vote shares for which their customers do not provide voting instructions on “routine” matters. The ratification of the appointment of PricewaterhouseCoopers LLP is considered a routine matter. The election of directors, and the advisory approval of the Say-on-Pay proposal are not considered routine. When a matter is not routine and the brokerage firm has not received voting instructions from the beneficial owner, the brokerage firm cannot vote the shares on that matter. This is called a broker non-vote.
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What if I do not specify a choice for a matter when returning a proxy?
Proxies signed and returned by stockholders of record that do not contain voting instructions will be voted:
•	“FOR” the election of each of the eight director nominees named in this Proxy Statement;
•	“FOR” the ratification of appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal 2021;
•	“FOR” the approval of the advisory Say-on-Pay proposal; and
•	in accordance with the best judgment of the named proxies on any other matters properly brought before the Annual Meeting.
Will there be any other matters of business addressed at the Annual Meeting?
As of the date of this Proxy Statement, we are not aware of any other matter that will be properly brought before the Annual Meeting. If other matters are properly introduced, the persons named in the proxy as the proxy holders will vote on such matters in their discretion.
Who bears the expenses of solicitation?
We will bear the cost of solicitation of proxies by the Board in connection with the Annual Meeting. We will reimburse brokers, fiduciaries and custodians for reasonable expenses incurred by them in forwarding Proxy Materials to beneficial owners of Common Stock held in their names. Proxies may be solicited by mail, in person, by telephone, facsimile or other means of communication by our officers and other employees. These people will receive no additional compensation for these services but will be reimbursed for any expenses incurred by them in connection with these services.
What is Ingevity’s principal executive office address?
The address of Ingevity’s principal executive office is: 4920 O’Hear Avenue, Suite 400, North Charleston, South Carolina 29405.
What is “householding” and how does it affect me?
“Householding” refers to a procedure allowed by the SEC to reduce the number of copies of the notice or proxy materials mailed to one address, unless their broker, bank or other nominee has received contrary instructions from any beneficial holder at that address. Under this procedure, we will deliver one Notice or one set of printed Proxy Materials to stockholders of record residing at the same address, unless we receive instructions from such stockholders to the contrary. If you reside at the same address as other stockholders of record and would like to receive a separate Notice or set of Proxy Materials, please contact us at 1-844-643-8489 (1-84-INGEVITY) or at Ingevity Corporation, 4920 O’Hear Avenue, Suite 400, North Charleston, South Carolina 29405, Attn: Corporate Secretary, and we will promptly deliver a separate set to you. If you and other stockholders of record residing at the same address received multiple Notices or sets of the Proxy Materials and would like to receive a single Notice or set in the future, please contact us as described above. Beneficial owners with questions about combined mailings should contact the bank or broker holding their shares.
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QUESTIONS AND ANSWERS REGARDING STOCKHOLDER COMMUNICATIONS, STOCKHOLDER PROPOSALS AND COMPANY DOCUMENTS
How can I obtain copies of Ingevity’s Annual Report and Form 10-K?
We will provide without charge, at the written request of any stockholder of record as of February 22, 2021, a copy of our Annual Report on Form 10-K, including the financial statements and financial statement schedule, as filed with the SEC, excluding exhibits. We will provide copies of the exhibits to eligible stockholders making such a request.
Requests for copies of our Annual Report on Form 10-K should be mailed to: Ingevity Corporation, 4920 O’Hear Avenue, Suite 400, North Charleston, South Carolina 29405, Attn: Corporate Secretary. You may also access a copy of our annual report via the Internet by visiting our website located at http://ir.ingevity.com under the Financial Information tab.
How do I submit a proposal for inclusion next year’s proxy statement?
Under SEC rules, a proposal that a stockholder wishes to include in our proxy statement for the 2022 Annual Meeting must be received by our Corporate Secretary no later than the close of business on November 8, 2021. Proposals should be sent to: Ingevity Corporation, 4920 O’Hear Avenue, Suite 400, North Charleston, South Carolina 29405, Attn: Corporate Secretary. Stockholders wishing to submit a proposal should refer to Rule 14a-8 of the Exchange Act, which sets standards for eligibility and specifies the types of proposals that are not appropriate for inclusion in our proxy statement.
How do I nominate a director for election at next year’s annual meeting of stockholders?
Under our Bylaws, any stockholder entitled to vote in the election of directors at an annual meeting of our stockholders may nominate persons for election as directors by providing written notice of their intent to do so to our Corporate Secretary no less than 90 days and not more than 120 days prior to the first anniversary of the preceding year’s annual meeting. This means that written notice of any nominations intended to be made at the 2022 Annual Meeting must be delivered between December 23, 2021 and January 22, 2022. Any such notice must contain the information and conform to the requirements specified in our Bylaws.
How do I bring other business before next year’s annual meeting of stockholders?
Under our Bylaws, any stockholder of record wishing to present a matter (other than the nomination of a director or matters that have been submitted for inclusion in our proxy statement for such meeting) in person at the 2022 Annual Meeting must provide written notice to our Corporate Secretary no less than 90 days and not more than 120 days prior to the first anniversary of the preceding year’s annual meeting. This means that any notice regarding matters to be presented at the 2022 Annual Meeting must be delivered between December 23, 2021 and January 22, 2022. Any such notice must contain the information and conform to the requirements specified in our By-laws.
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FORWARD LOOKING STATEMENTS
This Proxy Statement contains “forward-looking statements” within the meaning of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. Such statements generally include the words “will,” “plans,” “intends,” “targets,” “expects,” “outlook,” or similar expressions. Forward-looking statements may include, without limitation, expected financial positions, results of operations and cash flows; financing plans; business strategies and expectations; operating plans; impact of COVID-19; capital and other expenditures; competitive positions; growth opportunities for existing products; benefits from new technology and cost-reduction initiatives, plans and objectives; markets for securities and expected future repurchases of shares, including statements about the manner, amount and timing of repurchases. Actual results could differ materially from the views expressed. Factors that could cause actual results to materially differ from those contained in the forward-looking statements, or that could cause other forward-looking statements to prove incorrect, include, without limitation, adverse effects from the COVID-19 pandemic; adverse effects of general economic and financial conditions; risks related to international sales and operations; impacts of currency exchange rates and currency devaluation; compliance with U.S. and foreign regulations concerning our operations outside the U.S.; changes in trade policy, including the imposition of tariffs; adverse conditions in the global automotive market or adoption of alternative and new technologies; competition from producers of alternative products and new technologies, and new or emerging competitors; competition from infringing intellectual property activity; worldwide air quality standards; a decrease in government infrastructure spending; the impact of adverse conditions in cyclical end markets on demand for engineered polymers products; declining volumes and downward pricing in the printing inks market; the limited supply of or lack of access to sufficient crude tall oil; a prolonged period of low energy prices; the impact of the United Kingdom’s withdrawal from the European Union; exposure to unknown or understated liabilities from the acquisition of the Perstorp Holding AB’s Capa® caprolactone business; the provision of services by third parties at several facilities; supply chain disruptions; natural disasters, such as hurricanes, winter or tropical storms, earthquakes, tornados, floods, fires; other unanticipated problems such as labor difficulties, equipment failure or unscheduled maintenance and repair; attracting and retaining key personnel; protection of intellectual property and proprietary information; information technology security breaches and other disruptions; complications with designing and implementing our new enterprise resource planning system; government policies and regulations, including, but not limited to, those affecting the environment, climate change, tax policies, tariffs and the chemicals industry; and lawsuits arising out of environmental damage or personal injuries associated with chemical or other manufacturing processes, and the other factors detailed from time to time in the reports we file with the SEC, including those described under “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2020 and other periodic filings. These forward-looking statements speak only as of the date of this Proxy Statement. Ingevity assumes no obligation to provide any revisions to, or update, any projections and forward-looking statements contained in this Proxy Statement. For these reasons, readers are cautioned not to place undue reliance on any forward-looking statement.
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APPENDIX-A NON-GAAP FINANCIAL MEASURES
In the CD&A, Ingevity has presented certain financial measures, defined below, which have not been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) These financial measures are not meant to be considered in isolation or as a substitute for the most directly comparable financial measure calculated in accordance with GAAP.
Cumulative Earnings (Loss) per Share (“Cumulative EPS”)
“Cumulative EPS” is defined as continuing operations diluted EPS attributable to Ingevity stockholders plus restructuring and other (income) charges, net per share, acquisition and other-related costs per share, impairment charges, per share, pension and postretirement settlement and curtailment (income) charges, net per share, tax expense (benefit) recorded as a result of legislative tax rate changes and certain discrete tax items such as excess tax benefits on share-based compensation vesting per share, Performance Materials’ intellectual property litigation expense per share, and Certain non-cash (income) charges per share (which includes: cumulative effect of accounting changes per share, the effect of new accounting pronouncements per share, last-in, first-out (LIFO) adjustment (income) expense per share, (gain) loss on currency translation and hyperinflation (gain) loss per share, COVID-19-related customer provisions per share) and the income tax expense (benefit) per share on these items.
The table below reconciles Cumulative to diluted earnings per share, the most directly comparable financial measure calculated in according with GAAP.
Adjusted EBITDA
“Adjusted EBITDA” is defined as Net income (loss) plus provision (benefit) for income taxes, interest expense, net, depreciation and amortization, separation costs, restructuring and other (income) charges, net, acquisition and other-related costs, and pension and postretirement settlement and curtailment (income) charges, net.
In section entitled “2020 Business Highlights” discuss Adjusted EBITDA. For more information regarding the non-GAAP financial measure Adjusted EBITDA including a reconciliation to the most directly comparable financial measure calculated in accordance with GAAP, please see “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Use of Non-GAAP Financial Measures” on page 40 of the 2020 Form 10-K.
Company STIP-Adjusted EBITDA
“Company STIP-Adjusted EBITDA” is defined as Adjusted EBITDA, plus or minus the impact of certain non-cash gains or charges.
In the section entitled “Short-Term Incentive Plan (“STIP”) and 2020 Awards” in the CD&A we discuss Company STIP-Adjusted EBITDA for fiscal year 2020. Company STIP-Adjusted EBITDA was selected as a performance measure under the Short-Term Incentive Plan for 2020 because Adjusted EBITDA is the primary performance measurement of the Company’s earnings guidance and drives behavior consistent with the stockholders’ interests.
Additionally, for compensation award purposes, eliminating the other certain non-cash gains or losses was appropriate because the impacts of both were primarily driven by external market conditions and not by decisions management could directly influence.
The table below reconciles Company STIP-Adjusted EBITDA to net income (loss), the most comparable financial measure calculated in accordance with GAAP.
Business Unit STIP-Adjusted EBITDA (“BU STIP-Adjusted EBITDA”)
“BU STIP-Adjusted EBITDA” is defined as Segment EBITDA, plus or minus the impact of Separation-related Reimbursement Awards and certain non-cash gains or charges.
In the section entitled “Short-Term Incentive Plan (“STIP”) and 2020 Awards” in the CD&A we discuss each segment's BU STIP-Adjusted EBITDA for fiscal year 2020. These metrics were selected as a performance measure under the Short-Term Incentive Plan for 2020 because Segment EBITDA is the primary performance measurements of the Company’s segment earnings and drives behavior consistent with the stockholders’ interests.
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Additionally, for segment compensation award purposes, eliminating the fair market gain or loss from other certain non-cash gains or losses was appropriate because the impacts of both were primarily driven by external market conditions and not by decisions management could directly influence.
The table below reconciles Performance Chemicals' BU STIP-Adjusted EBITDA and Performance Materials' BU STIP-Adjusted EBITDA to each segment's EBITDA, respectively, the most comparable financial measure calculated in accordance with.
Free Cash Flow
“Free Cash Flow” is defined as operating cash flow less capital expenditures.
In the section entitled “2020 Business Highlights” in the CD&A we discuss Free Cash Flow for fiscal year 2020. Management believes that free cash flow is an important liquidity measure for the Company and that it is useful to investors and management as a measure of the ability of our business to generate cash. The table below reconciles the Company’s Free Cash Flow for to net cash provided by operating activities, the most comparable financial measure calculated in accordance with GAAP.
Average Return on Invested Capital (“Average ROIC”)
“Average ROIC” is defined as net operating profit after tax (NOPAT) divided by the average Invested Capital for the period.
NOPAT is defined as net income (loss) from continuing operations plus interest expense (income), net, restructuring and other (income) charges, acquisition and other-related costs, pension settlement and curtailment (gain) loss, Performance Materials’ intellectual property litigation expense and the income tax expense (benefit) on these items, including the tax expense (benefit) recorded as a result of legislative tax rate changes and certain discrete tax items such as excess tax benefits on share-based compensation vestings.
Invested Capital is defined as total debt including financing lease obligations (including the amounts recorded as the result of adoption of new accounting standards), less the financing lease restricted investment and restricted cash plus total Ingevity stockholders’ equity, adjusted for the impact of the Performance Materials’ intellectual property litigation expense adjustment. Average Invested Capital will be defined as a two (2) point average: (beginning calendar year Invested Capital plus end of calendar year Invested Capital) divided by two.
The table below calculates the Company’s Average ROIC for 2020. The tables below also reconcile NOPAT (Average ROIC numerator) to Net Income Attributable to Ingevity Stockholders, the most comparable measure calculated in accordance with GAAP, and calculates Average Invested Capital (Average ROIC denominator) using the balance sheet. See the Company’s 2020 Form 10-K for more information our consolidated balance sheet.
Reconciliation of Diluted EPS (GAAP) to Cumulative EPS (Non-GAAP)
Shares In millions, unaudited	Year Ending 2020	Year Ending 2019	Year Ending 2018
Diluted earnings (loss) per common share (GAAP)	$4.37	$4.35	$3.97
Restructuring and other (income) charges	0.45	0.04	(0.01)
Acquisition and other-related costs	0.04	0.84	0.28
Pension and postretirement settlement and curtailment charges (income)	—	—	0.01
Tax effect on items above	(0.10)	(0.16)	(0.07)
Tax benefit from legislative tax rate changes, including certain discrete tax items(1)	0.12	(0.14)	(0.07)
Diluted adjusted earnings (loss) per share (Non-GAAP)	$4.88	$4.93	$4.11
Adjustments:
Performance Materials’ intellectual property litigation expense	0.24	0.36	0.12
Certain non-cash (income) charges(2)	0.03	0.06	—
Tax effect on items above	(0.07)	(0.09)	(0.03)
Diluted adjusted earnings (loss) per share, net of adjustments	$5.08	$5.26	$4.20
Cumulative EPS (Non-GAAP)(3)	$14.54
(1)
Represents certain discrete tax items such as excess tax benefits on stock compensation and impacts of changes associated with U.S. Tax Reform. Management believes excluding these discrete tax items assists investors, potential investors, securities analysts, and others in understanding the tax provision and the effective tax rate related to continuing operating results thereby providing useful supplemental information about operational performance.

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(2)
Represents certain non-cash costs primarily including non-cash income resulting from inventory adjustments recorded during the period in accordance with last-in, first-out (“LIFO”) inventory accounting, adoption impacts from ASC 606 - Revenue from Contracts with Customers and ASC 326 – Financial Instruments – Credit Losses, COVID-19-related customer provisions, and non-cash translation impacts associated with currency exchange rate fluctuations.

(3)	Sum of 2018, 2019, and 2020.
Reconciliation of Net Income (GAAP) to Adjusted EBITDA (Non-GAAP) to Company STIP-Adjusted EBITDA (Non-GAAP)
In millions, unaudited	Year Ending 2020	Year Ending 2019	Year Ending 2018
Net income (loss) (GAAP)	$181.4	$183.7	$181.8
Provision (benefit) for income taxes	53.7	44.2	40.0
Interest expense	47.1	54.6	33.2
Interest income	(4.9)	(7.7)	(3.4)
Depreciation and amortization	100.2	85.0	57.0
Restructuring and other (income) charges, net	18.5	1.8	(0.5)
Acquisition and other-related costs	1.8	35.3	12.2
Pension and postretirement settlement and curtailment charges (income), net	0.1	—	0.2
Adjusted EBITDA (Non-GAAP)	$397.9	$396.9	$320.5
Certain non-cash charges(1)	1.0	2.8	—
Company STIP-Adjusted EBITDA (Non-GAAP)	$398.9	$399.7	$320.5
(1)
Represents certain non-cash costs primarily including non-cash income resulting from inventory adjustments recorded during the period in accordance with last-in, first-out (“LIFO”) inventory accounting, adoption impacts from ASC 606 - Revenue from Contracts with Customers and ASC 326 – Financial Instruments – Credit Losses, COVID-19-related customer provisions, and non-cash translation impacts associated with currency exchange rate fluctuations.

Reconciliation of Segment EBITDA (GAAP) to BU STIP-Adjusted EBITDA (Non-GAAP)
In millions, unaudited	Year Ending 2020
	Performance Chemicals	Performance Materials
Segment EBITDA (GAAP)	$148.7	$249.2
Certain non-cash charges(1)	—	2.4
STIP-Adjusted EBITDA (Non-GAAP)	$148.7	$251.6
(1)
Represents certain non-cash costs primarily including non-cash income resulting from inventory adjustments recorded during the period in accordance with last-in, first-out (“LIFO”) inventory accounting, adoption impacts from ASC 606 - Revenue from Contracts with Customers and ASC 326 – Financial Instruments – Credit Losses, COVID-19-related customer provisions, non-cash translation impacts associated with currency exchange rate fluctuations, and an impairment charge in our Performance Materials’ segment of an equity security.

Reconciliation of Operating Cash Flow (GAAP) to Free Cash Flow (Non-GAAP)
In millions, unaudited	Year Ending 2020	Year Ending 2019
Cash Flows from Operating Activities (GAAP)	$352.4	$275.7
Capital expenditures	(82.1)	(114.8)
Free Cash Flow (Non-GAAP)	$270.3	$160.9
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Reconciliation of Net Income (Loss) Attributable to Ingevity Stockholders (GAAP) to NOPAT (Non-GAAP)
In millions, unaudited	Year Ending 2020
Net income (loss) attributable to Ingevity stockholders (GAAP)	$186.2
Restructuring and other (income) charges, net	18.5
Acquisition and other-related costs	1.8
Pension settlement and curtailment (gain) loss	0.1
Tax effect on items above	(4.4)
Tax benefit from legislative tax rate changes, including certain discrete tax items(1)	5.2
Adjusted earnings (loss) (Non-GAAP)	$202.6
Adjustments:
Interest expense, net	$42.2
Performance Materials’ intellectual property litigation expense	10.1
Certain non-cash charges(2)	1.0
Tax effect on items above	(12.5)
NOPAT (Non-GAAP) (Average ROIC numerator)	$243.4
(1)
Represents certain discrete tax items such as excess tax benefits on stock compensation and impacts of changes associated with U.S. Tax Reform. Management believes excluding these discrete tax items assists investors, potential investors, securities analysts, and others in understanding the tax provision and the effective tax rate related to continuing operating results thereby providing useful supplemental information about operational performance.

(2)
Represents certain non-cash costs primarily including non-cash income resulting from inventory adjustments recorded during the period in accordance with last-in, first-out (“LIFO”) inventory accounting, adoption impacts from ASC 606 - Revenue from Contracts with Customers and ASC 326 – Financial Instruments – Credit Losses, COVID-19-related customer provisions, non-cash translation impacts associated with currency exchange rate fluctuations.

Calculation of 2020 Invested Capital
	December 31,
In millions, unaudited	2020	2019
Total Ingevity Stockholders' Equity	$642.1	$530.8
Performance Materials’ intellectual property litigation expense, net of tax	7.7	11.6
After tax impact of new accounting pronouncements	0.8	—
Total Debt including capital lease obligation	1,306.5	1,257.8
Less: Restricted Investment, gross of allowance for expected credit losses	(74.5)	(72.6)
Less: Restricted Cash	(0.7)	(8.1)
Invested Capital	$1,881.9	$1,719.5
Average 2019 Invested Capital (Average ROIC denominator)	$1,800.7
Calculation of Average ROIC
In millions, unaudited	2020
NOPAT (Average ROIC numerator)	$243.4
Average Invested Capital (Average ROIC denominator)	$1,800.7
Average ROIC	13.52%
A-4	INGEVITY - 2021 Proxy Statement

Calculation of Mr. Fortson’s Prorated 2020 STIP Payout
unaudited	CFO	CEO
Full Year Salary	$535,124	$825,000
Eligible months in 2020	8	4
Eligible Salary in 2020	355,416	275,000
Target STIP Percentage	75%	100%
Target STIP Payout Amount	265,562	275,000
Company Funding Percentage	84.1%	84.1%
2020 STIP Payout Amount	224,178	231,275

2020 Combined STIP Payout Amount		$455,454
Calculation of BU STIP Payout Percentage
In millions, except percentages, unaudited	Funding	Mr. Smith Goal	Mr. Woodcock Goal
Maximum Performance	200%	$180.0	$255.0
Above Target Performance	150%	175.0	250.0
Target	100%	170.0	240.0
Below Target	50%	150.0	225.0
Threshold	25%	140.0	218.0
Actual BU STIP-Adjusted EBITDA		148.7	213.8
BU Funding Percentage (Above Target plus Additional)(1)		46.8%	166.0%
BU Funding Percentage Allocation (BU Funding Percentage x 30% allocation)	A	14.0%	49.8%
Company Funding Percentage		84.1%	84.1%
Company Funding Percentage Allocation (Company Funding Percentage x 70 % allocation)	B	58.9%	69.6%
BU STIP Payout Percentage	=A+B	72.9%	108.7%
(1)
Maximum payout is 200 percent. For Mr. Smith BU STIP-Adjusted EBITDA was below the below target, yet above threshold and therefore BU Funding Percentage was calculated at 46.8 percent. For Mr. Woodcock BU STIP-Adjusted EBITDA was above target performance yet below the maximum performance and therefore BU Funding Percentage was calculated at 166.0 percent.

Calculation of Total Debt to Net Income (Loss) Ratio (GAAP) to
Net Debt Ratio (Non-GAAP)
In millions, except ratios (unaudited)	December 31, 2020
Notes payable and current maturities of long-term debt	$26.0
Long-term debt including finance lease obligations	1,267.4
Debt issuance costs	13.1
Total Debt	1,306.5
Less:
Cash and cash equivalents(1)	258.1
Restricted investment	73.6
Net Debt	$974.8

Total Debt to Net income (loss) Ratio (GAAP)
Net income (loss) - last twelve months (LTM) as of December 31, 2020	$181.4

Total debt to Net income (loss) ratio (GAAP)	7.20x

Net Debt Ratio (Non GAAP)
Adjusted EBITDA - LTM as of December 31, 2020	$397.9

Net debt ratio (Non GAAP)	2.45x
(1)	Includes $0.4 million of Restricted Cash related to the New Markets Tax Credit arrangement.
INGEVITY - 2021 Proxy Statement	A-5

INGEVITY CORPORATION
SHAREOWNER SERVICES
P.O. BOX 64945
ST. PAUL, MN 55164-0945

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com**

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on April 21, 2021. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/NGVT2021**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on April 21, 2021. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D34339-P49294

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

INGEVITY CORPORATION

The Board of Directors recommends you vote FOR the following:

1. Election of the below Director nominees, each for a one-year term or until his or her successor is duly elected and qualified;

Nominees:	**For**	**Against**	**Abstain**
1a. Jean S. Blackwell	☐	☐	☐
1b. Luis Fernandez-Moreno	☐	☐	☐
1c. J. Michael Fitzpatrick	☐	☐	☐
1d. John C. Fortson	☐	☐	☐
1e. Diane H. Gulyas	☐	☐	☐
1f. Frederick J. Lynch	☐	☐	☐
1g. Karen G. Narwold	☐	☐	☐
1h. Daniel F. Sansone	☐	☐	☐

The Board of Directors recommends you vote FOR proposals 2 and 3.	**For**	**Against**	**Abstain**
2. Ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal 2021.	☐	☐	☐
3. Approval, on an advisory (non-binding) basis, of the compensation paid to Ingevity's named executive officers ("Say-on-Pay").	☐	☐	☐

NOTE: In their discretion, the proxy holders are authorized to vote upon such other business as may properly come before the Annual Meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and AR/10K Wrap are available at www.proxyvote.com.

D34340-P49294

INGEVITY CORPORATION
VIRTUAL ANNUAL MEETING OF STOCKHOLDERS
Thursday, April 22, 2021 at 9:30 AM EDT

INGEVITY CORPORATION
4920 O'Hear Ave, Suite 400, North Charleston, SC 29405
This proxy is solicited by the Board of Directors for use at the Annual Meeting of Stockholders on Thursday, April 22, 2021.

The undersigned hereby appoints Stacy L. Cozad and Ryan C. Fisher, and both of them, proxies, with full power of substitution in each, to represent and to vote the common stock of INGEVITY CORPORATION, which the undersigned is entitled to vote at the 2021 Annual Meeting of Stockholders scheduled to be held at 9:30 AM EDT on April 22, 2021, virtually at www.virtualshareholdermeeting.com/NGVT2021, and at any adjournments or postponements thereof.

This proxy, when properly executed, will be voted as specified on the reverse side. If no specification is made, this proxy will be voted "FOR" each of the director nominees listed in Proposal 1, and "FOR" Proposals 2 and 3, and in their discretion, upon such other business as properly comes before the Annual Meeting.

Continued and to be signed on reverse side